UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

Haynes International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee paid previously with preliminary materials.

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

January 27, 2023
To My Fellow Stockholders,
Haynes provides our customers and the industries that we serve with innovative high value differentiated nickel- and cobalt-based alloys, products and services. Our competitive advantages are based on the development of new alloys and new applications, our unique and specialized processing equipment, the combination of our fully integrated mill with company-owned worldwide service centers, and our outstanding customer service.
A major hallmark and differentiator of Haynes, spanning over a century, is our tradition of research and innovation. We believe that this core strength is unmatched in our industry. We have been inventing new alloys throughout the 110-year history of our company. Today 59% of our revenues are from alloys we invented, and 27% of our product margin dollars are from alloys no one else produces because of Haynes patent protection along with our processing technology and expertise. Our proprietary alloys allow aerospace and power generation engines to run hotter and more efficiently and chemical processes to run more effectively due to superior corrosion resistance in difficult environments and applications.
In the aerospace engine and industrial gas turbine applications, to meet the increased demands for higher fuel efficiency and consequently higher operating temperatures, our latest generation of alloys such as HAYNES® 282®, 244® and 233™ are being specified for significant engine applications. With the expected continued strong growth in the aerospace and industrial gas turbine markets, we are confident that our latest alloys and products are very well positioned.
In the chemical, pharmaceutical, petrochemical and agrichemical markets, our highly specialized proprietary alloys, such as HASTELLOY® G-35® and HASTELLOY® HYBRID-BC1®, are providing superior resistance in the harsh corrosive media used for the manufacture of chemicals.
Haynes is also very active in supporting the continued demand for production of green/clean energy to protect the environment for future generations. As an example, our proprietary alloy HAYNES® 282® has been specified for use in Advanced Ultra Supercritical technologies for power generation.
As for our financial performance, while we have made excellent progress, we believe that the best is yet to come. Our accomplishments over the past year include the following.
•
Strong double-digit revenue growth in each of the Company’s three major markets leading to full-year fiscal 2022 revenue of $490.5 million, up $152.8M or 45.3% from fiscal 2021.

•
Aerospace revenue increased to 47% of sales in the 4th quarter of fiscal 2022, and full-year aerospace revenues grew by 79.6% over fiscal 2021.

•
Continued expansion of gross margins, which increased to 21.7% in fiscal 2022.

•
Fiscal 2022 full-year net income of $45.1 million, an increase of $53.8 million over the fiscal 2021 net loss of $(8.7) million.

•
Fiscal 2022 full-year diluted earnings per share of $3.57 compared to a loss per share of $(0.71) in fiscal 2021.

•
We achieved a run rate of $100M in adjusted EBITDA in the 2nd half of fiscal 2022.

•
Our order backlog has grown for 18 consecutive months and is at a company record $373.7 million as of September 30, 2022, up 113.2% year-over-year.

•
We have built the work in process inventory necessary to process our record backlog of customer orders. We now plan to generate enough cash flow from operations to fund our capital spending by the latter half of fiscal 2023 and put us on a path of strengthening cash flow beyond fiscal 2023.

•
We have reduced the U.S. pension net liability by over $84.5 million since the end of fiscal 2020, and achieved a funding level of 92 percent of pension obligations.

In addition, over the past year, we have continued our focus on ESG. Our initiatives include Haynes alloy and applications development to support customer and end market carbon reduction programs, social programs to support our employees and communities, continued ESG public disclosures and a dedicated ESG & Sustainability Program Manager. Haynes also audits suppliers to ensure supply chain partners have likeminded ESG strategies, and has new and planned carbon footprint reduction investments, including our now fully operational 1MW Solar Array at our Mountain Home, North Carolina manufacturing facility.
Safety has been and continues to be our top priority at Haynes. Our overarching goal is to provide a safe workplace for all our employees. We will always be learning, communicating, educating and acting with leadership and commitment as we strive to continue to improve our work environment.
We are gaining momentum and we believe that the future is bright for our Company. Our core markets, led by aerospace, are all growing, and our strategy of providing high value differentiated products and services, pricing for the value provided, and continuing to relentlessly pursue variable cost improvements, have all resulted in fundamental and sustainable changes to our business, including a 25% reduction in our breakeven point. Our entire team is focused on improving and growing Haynes.
Finally, our sincere thank you to our shareholders. We believe that we have both market momentum and the actions in place to drive improvement in performance and shareholder value.
Sincerely,
Michael L. Shor
President and Chief Executive Officer

January 27, 2023
Dear Stockholders of Haynes International, Inc.:
You are cordially invited to attend the Annual Meeting of Stockholders of Haynes International, Inc. (“Haynes”) to be held Wednesday, February 22, 2023 at 9:30 a.m. (EST). This year’s annual meeting will be a virtual meeting of stockholders. You may attend the meeting online, including submitting questions at www.virtualshareholdermeeting.com/HAYN2023 when you enter your 16 digit control number included with the proxy card. Instructions on how to attend and participate in the Annual Meeting via the webcast are posted at www.virtualshareholdermeeting.com/HAYN2023. You will be able to vote your shares while attending the Annual Meeting by following the instructions on the website.
Prior to the date of the virtual annual meeting, you will be able to vote at www.proxyvote.com, by mail or by telephone as described in the accompanying Notice of Annual Meeting. The proposals to be voted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement. You may also submit questions before the annual meeting. Questions will be subject to standard screening criteria such as relevancy, tone and elimination of redundancy.
We hope you are able to attend the annual meeting virtually. Whether or not you attend, it is important that your stock be represented and voted at the meeting. I urge you to please complete, date, sign and return the proxy card in the enclosed envelope, visit www.proxyvote.com to vote your shares electronically or vote by telephone as described in the attached Notice of Annual Meeting. The vote of each stockholder is very important. You may revoke your proxy at any time before it is voted at the annual meeting by giving written notice to the Corporate Secretary of Haynes, by submitting a properly executed paper proxy bearing a later date or by attending the annual meeting virtually and voting online during the meeting. Stockholders may also revoke their proxies by entering a new vote over the Internet or by telephone.
On behalf of the Board of Directors and management of Haynes, I thank you for your continued support.
Sincerely,
Haynes International, Inc.
Michael L. Shor
President and Chief Executive Officer

HAYNES INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 22, 2023
Stockholders of Haynes International, Inc.:
The Annual Meeting of Stockholders of Haynes International, Inc. (“Haynes”) will be held virtually on Wednesday, February 22, 2023 at 9:30 a.m. (EST) for the following purposes:
1.
To elect Donald C. Campion as a director of Haynes to serve for a one-year term;

2.
To elect Robert H. Getz as a director of Haynes to serve for a one-year term;

3.
To elect Dawne S. Hickton as a director of Haynes to serve for a one-year term;

4.
To elect Michael L. Shor as a director of Haynes to serve for a one-year term;

5.
To elect Larry O. Spencer as a director of Haynes to serve for a one-year term;

6.
To ratify the appointment of Deloitte & Touche LLP as Haynes’ independent registered public accounting firm for the fiscal year ending September 30, 2023;

7.
To hold an advisory vote on executive compensation;

8.
To hold an advisory vote on the frequency of future advisory votes on executive compensation; and

9.
To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on January 6, 2023 are entitled to notice of, and to vote at, the annual meeting.
YOUR VOTE IS IMPORTANT. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING VIRTUALLY, PLEASE DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD. A RETURN ENVELOPE IS PROVIDED FOR THIS PURPOSE. YOU MAY ALSO VOTE YOUR PROXY BY VISITING WWW.PROXYVOTE.COM OR BY TELEPHONE AS DESCRIBED BELOW.
You can attend the meeting online and vote shares electronically during the annual meeting by visiting www.virtualshareholdermeeting.com/HAYN2023 at the time of the meeting. Online check-in will begin at 9:15 a.m. EST, and you should allow approximately 15 minutes for the online check-in procedure. Please have the control number on your proxy card available for check-in. Prior to the date of the annual meeting, you will be able to vote at www.proxyvote.com, and the proxy materials will be available at that site. You may also vote prior to the date of the meeting by telephone by calling 1-800-690-6903. Please consult your proxy card for additional information regarding these alternative methods. You may also submit questions before the annual meeting. Questions will be subject to standard screening criteria such as relevancy, tone and elimination of redundancy.
We hope you are able to attend the virtual annual meeting. Whether or not you attend, it is important that your stock be represented and voted at the meeting. I urge you to please complete, date and return the proxy card in the enclosed envelope, visit www.proxyvote.com to vote your shares electronically or vote by telephone using the information provided above. The vote of each stockholder is very important. You may revoke your written proxy at any time before it is voted at the annual meeting by giving written notice to the Corporate Secretary of Haynes, by submitting a properly executed paper proxy bearing a later date or by attending the annual meeting virtually and voting online during the meeting. Stockholders may also revoke their proxies by entering a new vote over the Internet or by telephone.

By Order of the Board of Directors,
Daniel W. Maudlin
Vice President—Finance and
Chief Financial Officer
January 27, 2023
Kokomo, Indiana
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on February 22, 2023: This Notice of Annual Meeting and Proxy Statement and the Company’s Fiscal 2022 Annual Report are available in the “Investor Relations” section of the Company’s website at www.haynesintl.com

HAYNES INTERNATIONAL, INC. PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 22, 2023
GENERAL INFORMATION
This proxy statement is furnished in connection with the solicitation by the Board of Directors of Haynes International, Inc. (“Haynes” or the “Company”) of proxies to be voted at the Annual Meeting of Stockholders to be held at 9:30 a.m. (EST) on Wednesday, February 22, 2023, and at any adjournment thereof. The meeting will be held virtually. This proxy statement and the accompanying form of proxy were first mailed to stockholders of the Company on or about January 27, 2023.
You may revoke your written proxy at any time before it is voted at the annual meeting by giving written notice to the Corporate Secretary of Haynes, by submitting a properly executed paper proxy bearing a later date or by attending the virtual annual meeting and voting online during the meeting. Stockholders may also revoke their proxies by entering a new vote over the Internet or by telephone.
All proxies returned prior to the annual meeting, and not revoked, will be voted in accordance with the instructions contained therein. Any executed proxy not specifying to the contrary will be voted as follows:
(1)
FOR the election of Donald C. Campion;

(2)
FOR the election of Robert H. Getz;

(3)
FOR the election of Dawne S. Hickton;

(4)
FOR the election of Michael L. Shor;

(5)
FOR the election of Larry O. Spencer;

(6)
FOR ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2023;

(7)
FOR approval of the compensation of the Named Executive Officers described herein, in a non-binding, advisory capacity;

(8)
FOR approval of holding future advisory votes on executive compensation every year; and

(9)
IN the discretion of the proxy holders upon such other business as may properly come before the annual meeting.

The votes with respect to approval of the compensation of the Company’s Named Executive Officers and the frequency of future votes on executive compensation are advisory in nature and will not be binding on the Company or the Board of Directors. However, the Board of Directors and the Compensation Committee will take such votes into consideration when making decisions regarding Named Executive Officer compensation and the frequency of future votes on such compensation.
All stockholders of record as of January 6, 2023, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. As of the close of business on January 6, 2023, there were outstanding and entitled to vote 12,597,607 shares of common stock of Haynes. Each outstanding share of common stock is entitled to one vote on each matter properly brought before the annual meeting and can be voted only if the record owner of that share, determined as of the record date, is present virtually or represented by a properly completed proxy or a vote by any of the other authorized voting methods described herein at the annual meeting. For beneficial owners who are not record holders, the brokers, banks or nominees holding shares for beneficial owners must vote those shares as instructed. If the broker, bank or nominee has not received instructions from the beneficial owner, the broker, bank or nominee generally has discretionary voting power only with respect to matters that are considered routine matters. If you are not the record holder of your shares and want to attend the virtual meeting and vote at the meeting, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting. Haynes has no voting securities outstanding other than the common stock. Stockholders do not have cumulative voting rights.
A quorum will be present if holders of a majority of the outstanding shares of common stock are present, virtually or by proxy or other authorized voting method, at the annual meeting. Shares registered in the names of brokers or other “street name” nominees for which proxies are voted on some, but not all, matters will be considered to be present at the annual meeting for quorum purposes, but will be voted only as to those matters as to which a vote is indicated, and will not be voted as to the matters with respect to which no vote is indicated (commonly referred to as “broker non-votes”). If a quorum is present, the nominees for director will be elected by a majority of the votes cast. Abstentions and broker non-votes are treated as votes not cast and will have no effect on the election of directors. The affirmative vote of the majority of the shares present and entitled to vote on the matter is required for adoption of the proposals to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers and to approve, on an advisory basis, the frequency of future advisory votes on executive compensation. Accordingly, abstentions applicable to shares represented at the meeting will have the same effect as votes against these proposals. Broker non-votes will have no effect on the outcome of the proposals to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers or to approve, on an advisory basis, the frequency of future advisory votes on executive compensation because these are non-routine matters for which brokers, banks or other nominees may not vote absent instructions, but will have the same effect as votes against the proposal to ratify the appointment of Deloitte & Touche LLP because this proposal is a routine matter for which brokers, banks or other nominees have discretionary voting power. With respect to any other proposals which may properly come before the annual meeting, proposals will be approved upon the affirmative vote of a majority of the shares of common stock present virtually or represented by proxy or other authorized voting method and entitled to vote on such matters at the annual meeting.
A copy of the Haynes International, Inc. Fiscal Year 2022 Annual Report on Form 10-K, including audited financial statements and a description of operations for the fiscal year ended September 30, 2022, accompanies this proxy statement. The financial statements contained in the Form 10-K are not incorporated by reference in this proxy statement, but they do contain important information regarding Haynes.
This solicitation of proxies is being made by Haynes, and all expenses in connection with this solicitation of proxies will be borne by Haynes. Haynes expects to solicit proxies primarily by mail, but directors, officers and other employees of Haynes may also solicit proxies electronically, in person or by telephone.
PROPOSALS FOR 2024 ANNUAL MEETING
Stockholders desiring to submit proposals to be included in the Proxy Statement for the 2024 Annual Meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be required to submit them to the Company in writing on or before September 23, 2023, provided that if the date of the 2024 Annual Meeting is more than 30 days from the anniversary of the 2023 Annual Meeting, then the deadline would be a reasonable time before Haynes begins to print and send its proxy materials. Any such stockholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder.
Stockholder proposals other than those to be included in the proxy statement for the 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 must be submitted in writing to the Corporate Secretary of Haynes and received on or before November 24, 2023 and not earlier than October 25, 2023, provided however, that in the event that the 2024 Annual Meeting of Stockholders is called for a date that is not within twenty-five (25) days before or after the anniversary date of the 2023 Annual Meeting of Stockholders, notice by the stockholder in order to be timely must be submitted and received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the 2024 Annual Meeting of Stockholders was mailed or public disclosure of the date of the 2024 Annual Meeting is made, whichever first occurs. In addition, any such stockholder proposal must be in proper written form. To be in proper written form, a stockholder proposal (i) other than with respect to director nominations must set forth as to each matter the stockholder proposes to bring before the 2024 Annual Meeting of Stockholders (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the stockholder, (c) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the stockholder, (d) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder in such business and (e) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (ii) with respect to director nominations must set forth the information described under the heading “Governance Committee and Director Nominations” herein.
The mailing address of the principal executive offices of Haynes is 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Listed below are the only individuals and entities known by the Company to beneficially own more than 5% of the outstanding common stock of the Company as of January 6, 2023 (assuming that their holdings have not changed from such other date as may be shown below):
Name	Number	Percent(1)
BlackRock, Inc.(2)	2,104,450	16.7%
T. Rowe Price Associates, Inc.(3)	1,506,911	12.0%
Edenbrook Capital, LLC(4)	1,012,792	8.0%
Dimensional Fund Advisors LP(5)	998,621	7.9%
Royce & Associates, LLC(6)	967,341	7.7%
The Vanguard Group(7)	713,997	5.7%

(1)
The percentage is calculated on the basis of 12,597,607 shares of common stock outstanding as of January 6, 2023.

(2)
The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022. Based solely on Schedule 13G/A, filed January 27, 2022 with the Securities and Exchange Commission, represents sole voting power over 2,086,998 shares and sole dispositive power over 2,104,450 shares.

(3)
The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, 10th floor, Baltimore, Maryland 21202. Based solely on Schedule 13G, filed August 10, 2022 with the Securities and Exchange Commission, represents sole voting power over 406,265 shares and sole dispositive power over 1,506,911 shares.

(4)
The address of Edenbrook Capital is 116 Radio Circle, Suite 202, Mount Kisco, New York 10549. Based solely on Schedule 13G, filed February 10, 2022 with the Securities and Exchange Commission, represents shared voting and dispositive power over 1,012,792 shares.

(5)
The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Based solely on Schedule 13G, filed February 14, 2022 with the Securities and Exchange Commission, represents sole voting power over 978,113 shares and sole dispositive power over 998,621 shares.

(6)
The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151. Based solely on Schedule 13G, filed January 21, 2022 with the Securities and Exchange Commission, represents sole voting power over 967,341 shares and sole dispositive power over 967,341 shares.

(7)
The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Based solely on Schedule 13G, filed February 9, 2022 with the Securities and Exchange Commission, represents shared voting power over 8,023, shared dispositive power over 12,402 shares, sole dispositive power over 701,595 shares and shared dispositive power over 12,402 shares.
SECURITY OWNERSHIP OF MANAGEMENT
The following table shows the ownership of shares of the Company’s common stock as of January 6, 2023 (except as described in any associated footnote), by each director, the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers during fiscal year 2022 (the “Named Executive Officers”) and the directors and all executive officers as a group. Except as noted below, the directors and executive officers have sole voting and investment power over the shares of common stock shown in the table. The business address of each person indicated is c/o Haynes International, Inc., 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013.
Name	Number	Percent(1)
Michael L. Shor(2)	247,676	1.9%
Robert H. Getz(3)	35,908	*
Donald C. Campion(4)	26,019	*
Dawne S. Hickton(5)	19,744	*
Larry O. Spencer(6)	11,958	*
Daniel W. Maudlin(7)	100,628	*
David L. Strobel(8)	60,936	*
Marlin C. Losch III(9)	79,494	*
Scott R. Pinkham(10)	85,245	*
All directors and executive officers as a group (12 persons)(11)	801,237	6.1%

*
Represents beneficial ownership of less than one percent of the outstanding common stock.

(1)
The percentages are calculated on the basis of 12,597,607 shares of common stock outstanding as of January 6, 2023, plus the number of shares that such person or group has the right to acquire beneficial ownership of within sixty days of January 6, 2023, including applicable shares underlying stock options held by such person or group which may be exercised within sixty days of January 6, 2023.

(2)
Shares of common stock beneficially owned by Mr. Shor include 33,283 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Shor has the right to vote, and 167,810 shares underlying stock options which may be exercised within sixty days of January 6, 2023.

(3)
Included in this amount are 9,544 shares of restricted stock the receipt of which has been deferred to a future year as elected by the participant.

(4)
Included in this amount are 2,500 shares of restricted stock the receipt of which has been deferred to a future year as elected by the participant.

(5)
Included in this amount are 7,423 shares of restricted stock the receipt of which has been deferred to a future year as elected by the participant.

(6)
Included in this amount are 11,958 shares of restricted stock the receipt of which has been deferred to a future year as elected by the participant.

(7)
Shares of common stock beneficially owned by Mr. Maudlin include 9,216 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Maudlin has the right to vote, and 74,904 shares underlying stock options which may be exercised within sixty days of January 6, 2023.

(8)
Shares of common stock beneficially owned by Mr. Strobel include 6,761 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Strobel has the right to vote, and 45,392 shares underlying stock options which may be exercised within sixty days of January 6, 2023.

(9)
Shares of common stock beneficially owned by Mr. Losch include 6,670 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Losch has the right to vote, and 52,651 shares underlying stock options which may be exercised within sixty days of January 6, 2023.

(10)
Shares of common stock beneficially owned by Mr. Pinkham include 6,503 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Pinkham has the right to vote, and 60,280 shares underlying stock options which may be exercised within sixty days of January 6, 2023.

(11)
Includes 525,538 shares underlying stock options that may be exercised within sixty days of January 6, 2023, 77,023 shares of restricted stock subject to forfeiture and 31,425 shares of deferred restricted stock.

PROPOSALS TO BE VOTED UPON
1 through 5. ELECTION OF DIRECTORS
The Amended and Restated By-Laws of the Company provide that the number of directors constituting the whole board shall be fixed from time to time by resolutions of the Board of Directors, but shall not be less than three nor more than nine directors. By resolution, the Board of Directors has fixed the number of directors at five. The terms of all incumbent directors will expire at the annual meeting. Directors elected at the annual meeting will serve for a term ending at the 2024 annual meeting of stockholders and until their respective successors are elected and qualified.
Nominees
Upon the unanimous recommendation of the Corporate Governance and Nominating Committee (the “Governance Committee”), the Board of Directors has nominated the five directors who served in fiscal 2022 for re-election at the annual meeting. The Board of Directors believes that all of its nominees will be available for re-election at the annual meeting and will serve if re-elected. The directors nominated for election (the “Nominated Directors”) are:
Name	Age on 12/31/22	Current Position	Served as Director Since
Robert H. Getz	60	Chairman of the Board; Director	2006
Donald C. Campion	74	Director	2004
Dawne S. Hickton	65	Director	2017
Michael L. Shor	63	President and Chief Executive Officer; Director	2012
Larry O. Spencer	69	Director	2020
The Board of Directors recommends that stockholders vote FOR the election of all of the Nominated Directors. Unless authority to vote for any Nominated Director is withheld, the accompanying proxy or alternative method of voting will be voted FOR the election of all the Nominated Directors. However, the persons designated as proxies reserve the right to cast votes for another person designated by the Board of Directors in the event that any Nominated Director becomes unable to, or for any reason will not, serve. If a quorum is present, those nominees receiving a majority of the votes cast will be elected to the Board of Directors.

Business Experience of Nominated Directors
Director Skills Summary
	Michael Shor	Robert Getz	Donald Campion	Dawne Hickton	Larry Spencer
CEO/Equivalent Experience	☒	☒	☒	☒	☒
Financial Experience	☒	☒	☒	☒	☒
Metals Industry Experience	☒	☒	☐	☒	☐
Operational/Manufacturing Experience	☒	☒	☒	☒	☒
Global Operations Experience	☒	☒	☒	☒	☒
Strategy Experience	☒	☒	☒	☒	☒
Technology/Systems Experience	☒	☒	☒	☒	☒
Research & Development Experience	☒	☒	☒	☒	☒
Environmental, Social and Governance Experience	☒	☐	☐	☒	☐
Human Capital Management	☒	☒	☒	☒	☒
Robert H. Getz has been a director since March 31, 2006 and was elected as the Company’s Chairman of the Board effective September 1, 2018. Mr. Getz also serves as a member of the Compensation and Corporate Governance and Nominating Committees. Mr. Getz is Managing Partner and Founder of Pecksland Capital Partners, a private investment firm. Prior to 2016, Mr. Getz served as a Managing Director and Partner of Cornerstone Equity Investors, LLC, a private equity investment firm which he co-founded in 1996. Prior to the formation of Cornerstone, Mr. Getz served as a Managing Director and Partner of Prudential Equity Investors and Prudential Venture Capital. Mr. Getz has served on the boards of numerous public and private technology, manufacturing and metals and mining companies. Mr. Getz currently serves on the Board of Directors of Techtronic Industries (HKG:0669), a designer and manufacturer of power tools and products with leading brands such as Milwaukee and Ryobi. He also serves on the board of Ero Copper (TSX:ERO), a copper mining and exploration company. Mr. Getz formerly served as a Director of Jaguar Mining until 2019. He also served as a Director of NewMarket Gold Inc. until 2016. The board believes that Mr. Getz’s experience as an investor and extensive record as a director of other domestic and international companies, as well as his wide variety of operating experience, enable him to lead the board with his valuable perspective on a variety of strategic issues.
Donald C. Campion has been a director since August 31, 2004. Mr. Campion also serves as the Chairman of the Audit Committee and as a member of the Compensation Committee of the Board. Mr. Campion has also served on several company boards, both public and private. He currently serves on the board of MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT), a public company, where he is Chairman of the Audit Committee and is a member of the Compensation Committee. Mr. Campion previously served as Chief Financial Officer of several companies, including VeriFone, Inc., Special Devices, Inc., Cambridge, Inc., Oxford Automotive, Inc. and Delco Electronics Corporation. The Board believes Mr. Campion’s substantial tax and accounting experience built through his career in finance at several significant corporations, his work in engineering, computer systems, human resources, global operations and lean manufacturing as well as his experience serving as a director of other companies leads him to being a financial expert and well qualified to serve as a director. Mr. Campion’s tax and accounting acumen also qualify him as the Company’s Audit Committee financial expert.

Dawne S. Hickton has been a director since July 1, 2017. She also serves as Chair of the Compensation Committee and is a member of the Audit and Corporate Governance and Nominating Committees of the Board. Ms. Hickton is Chair and CEO of Cumberland Additive Inc., an aerospace, space and defense specialty metals additive manufacturing company. From June 2019 to June 2022, she was Executive Vice President and President of the Critical Missions Solutions line of business at Jacobs Engineering Group, Inc. (NYSE: J), a technical professional services firm, and she was a member of the board of directors at Jacobs from May 2015 to July 2019. Ms. Hickton was a Founding Partner of Cumberland Highstreet Partners, Inc., an executive strategic consulting firm for manufacturing businesses, where she currently has an advisory role. She previously served as Vice Chair, President and Chief Executive Officer of RTI International Metals, Inc. (NYSE:RTI), from 2007 until its sale to Alcoa Corporation in 2015. Ms. Hickton was Chair of the Board of the Federal Reserve Bank of Cleveland from 2018 to 2020 and was a Director of Triumph Aerospace Group (NYSE: TGI) from 2015 to 2019 and a Director of FNB Corporation (NYSE: FNB) from 2006 to 2013. In addition, she is currently a Trustee for the University of Pittsburgh and is an Emeritus Board Member of the Smithsonian National Air & Space Museum. In December 2022, Ms. Hickton was nominated to serve on the National Space Counsel’s User Advisory Group (UAG). The Board believes that Ms. Hickton’s leadership experience in specialty metals, her extensive experience on public boards, as well as her knowledge of Haynes’ key markets are benefits to Haynes.
Michael L. Shor was elected as the Company’s President and Chief Executive Officer effective September 1, 2018. Prior to that, Mr. Shor served as the Company’s interim President and Chief Executive Officer from May 29, 2018 through August 31, 2018. Mr. Shor has been a director since August 1, 2012, and served as Chairman of the Board from February 2017 through August 2018. Mr. Shor retired as Executive Vice President—Advanced Metals Operations & Premium Alloys Operations of Carpenter Technology Corporation on July 1, 2011 after a thirty-year career with Carpenter Technology. At Carpenter, Mr. Shor held managerial positions in technology, marketing and operations before assuming full responsibility for the performance of Carpenter’s operating divisions. From November 2016 through February 2018, Mr. Shor was a member of the board of AG&E Holdings Inc. (OTC-QB: AGNU), a parts distributor and service provider to the casino and gaming industry. The Board believes Mr. Shor’s extensive management experience and specific specialty materials experience provides valuable insight to lead the Company in its strategic direction, operational excellence and growth initiatives, and continued development of its ESG activities.
Larry O. Spencer, General, USAF (Ret.) has served as a director since January 1, 2020 and serves as Chairman of the Corporate Governance and Nominating Committee and a member of the Audit Committee. General Spencer currently serves as President of the Armed Forces Benefit Association and Chairman of the Board and President of 5Star Life Insurance Company. General Spencer served until March 1, 2019 as President of the United States Air Force Association, a position he held since his retirement as a four-star general in 2015 after serving 44 years with the United States Air Force. General Spencer held positions of increasing responsibility with the Air Force, which included Vice Chief of Staff, the second highest-ranking military member in the Air Force. General Spencer served as Vice Commander of the Oklahoma City Logistics Center, where he led repair and overhaul operations for a myriad of Air Force aircraft and engines. General Spencer was also the first Air Force officer to serve as the Assistant Chief of Staff in the White House Military Office, and he served as Chief Financial Officer and Director of Mission Support at a major command. General Spencer currently serves as a member of the board of directors of the Whirlpool Corporation since August 2016 and the Triumph Group, Inc. since February 2018. The Board believes it benefits from General Spencer’s experiences as a leader of large, complex organizations and global business operations and logistics and his knowledge of aerospace and insights into defense and government affairs.

Board Diversity Matrix (as of 9/30/2022)
Total Number of Directors	5
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	4	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latino	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	3	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
The Governance Committee values diversity and considers it as one criteria evaluated as a part of the total package of attributes and qualifications a particular candidate possesses. The Governance Committee construes the notion of diversity broadly, considering differences in viewpoint, professional experience, education, skills and other individual qualities, including gender identity and similar matters, in addition to race, gender, age, ethnicity and cultural background as elements that contribute to a diverse Board. As of September 30, 2022, diverse persons constituted 50% of the independent members of the Board of Directors, and the same directors are nominees for 2023.
The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the Nominated Directors.
CORPORATE GOVERNANCE
Board Committee Structure
The Board of Directors has three standing committees: (i) an Audit Committee; (ii) a Compensation Committee; and (iii) a Corporate Governance and Nominating Committee.
The Audit Committee is currently composed of three members, Messrs. Campion (who chairs the Committee) and Spencer and Ms. Hickton, all of whom are independent under the definitions and interpretations of NASDAQ. Under the Audit Committee Charter, adopted by the Board of Directors and available in the investor relations section of the Company’s website at https://www.haynesintl.com/investor-relations/our-company/board-committee-charters, the Audit Committee is primarily responsible for, among other matters:
•
Appointment, retention, termination and oversight, including the approval of compensation, of the Company’s independent auditors;

•
Pre-approving audit and non-audit services by the independent auditors;

•
Reviewing the audit plan and the estimated fees;

•
Reviewing and recommending approval to the full Board of securities disclosures and earnings press releases;

•
Evaluating and making recommendations to the Board concerning the financial structure and financing strategy of the Company;

•
Managing significant risks and exposures (including cybersecurity risks relating to financial reporting) and policies with respect to risk assessment and risk management relating to financial reporting;

•
Reviewing operational and accounting internal controls, including any special procedures adopted in response to the discovery of material control deficiencies;

•
Reviewing the action taken by management on the internal auditors’ and independent auditors’ recommendations;

•
Reviewing and approving the appointment, reassignment and replacement of the senior internal audit executive;

•
Reviewing the qualifications, performance and independence of the independent auditors;

•
Reviewing the Company’s Code of Business Conduct and Ethics;

•
Reviewing and approving the existence and terms of any transactions between the Company and any related party; and

•
Performing such additional activities, and considering such other matters, within the scope of its responsibilities, as the Audit Committee or the Board deems necessary or appropriate.

The Compensation Committee is currently composed of three members, Ms. Hickton (who chairs the Committee), and Messrs. Campion and Getz, all of whom are independent under the definitions and interpretations of NASDAQ. Under the Compensation Committee Charter, adopted by the Board of Directors and available in the investor relations section of the Company’s website at https://www.haynesintl.com/investor-relations/our-company/board-committee-charters, the Compensation Committee is primarily responsible for, among other matters:
•
Establishing the Company’s philosophy and policies regarding executive and director compensation, and overseeing the development and implementation of executive and director compensation programs;

•
Setting the CEO’s compensation level and performance goals and approving awards for the CEO under incentive compensation plans based on the performance evaluation conducted by the Board;

•
Reviewing and approving the individual elements of total compensation for the executive management of the Company;

•
Reviewing and approving revisions to the Company’s executive officer salary range structure and annual salary increase guidelines;

•
Assuring that the Company’s executive incentive compensation program is administered in a manner consistent with the Committee’s compensation philosophy and policies as to participation, target annual incentive awards, corporate financial goals and actual awards paid to executive officers;

•
Reviewing the Company’s employee benefit programs and approving changes, subject, where appropriate, to stockholder or Board approval;

•
Overseeing regulatory compliance with respect to compensation matters;

•
Reviewing performance of executive officers other than the CEO and overseeing succession planning;

•
Overseeing and making recommendations to the Board with respect to the Company’s incentive compensation plans and equity-based plans;

•
Preparing and issuing compensation evaluations and reports; and

•
Performing other duties or responsibilities expressly delegated by the Board from time to time relating to the Company’s executive compensation programs.

The Corporate Governance and Nominating Committee is currently composed of three members, Mr. Spencer (who chairs the Committee), Mr. Getz and Ms. Hickton, all of whom are independent under the definitions and interpretations of NASDAQ. Under the Governance Committee Charter, adopted by the

Board of Directors and available in the investor relations section of the Company’s website at https://www.haynesintl.com/investor-relations/our-company/board-committee-charters, the Governance Committee is responsible for overseeing the performance and composition of the Board of Directors to ensure effective governance. The Governance Committee identifies and recommends the nomination of qualified directors to the Board of Directors as well as develops and recommends governance principles for the Company. The Governance Committee is primarily responsible for, among other things:
•
Overseeing the search for qualified individuals to serve on the Board;

•
Recommending to the Board those director nominees who, in the Committee’s opinion, the full Board should recommend for stockholder approval at the annual meeting or for election at such other times when vacancies exist or qualified candidates are identified and available;

•
Assisting the Board in evaluating the continued suitability and effectiveness of incumbent director candidates, both individually and as a group;

•
Overseeing the administration of the Board, including reviewing and recommending the appointment of directors to committees of the Board and monitoring and reviewing the functions of the committees;

•
Developing, approving and reviewing the Company’s Corporate Governance Guidelines;

•
Recommending the organization and structure of the Board;

•
Overseeing and reviewing annually the structure and effectiveness of the Board’s committee system; and

•
Performing any other duties assigned to it by the Board.

Meetings of the Board of Directors and Committees
The Board held nine meetings during the fiscal year ended September 30, 2022. During fiscal 2022 no member of the Board attended fewer than 75% of the aggregate of meetings of the Board and meetings of any committee of the Board of which he or she was a member. Meetings include those held in person, by telephone or by any available electronic means. Scheduled meetings are supplemented by frequent informal exchanges of information and, on occasion, actions taken by unanimous written consent without meetings. All of the members of the Board are expected to attend Haynes’ annual meetings of stockholders. All of the members of the Board attended Haynes’ 2022 annual meeting virtually. The following chart shows the number of meetings in fiscal 2022 of each of the standing committees of the Board at which a quorum was present:
Committee	Meetings in Fiscal 2022
Audit Committee	7
Compensation Committee	8
Corporate Governance and Nominating Committee	4
Meetings of Non-Management Directors
Consistent with NASDAQ governance requirements, the non-management members of the Board of Directors meet in an executive session at least twice per year, and usually in connection with every regularly-scheduled in-person, telephonic or electronic board meeting, to: (a) review the performance of the management team; (b) discuss their views on management’s strategic planning and its implementation; and (c) address any other matters affecting the Company that may concern individual directors. The executive sessions are designed to ensure that the Board of Directors is not only structurally independent, but also is given ample opportunity to exercise independent thought and action. In fiscal 2022, the non-management directors met in executive session seven times. When meeting in executive session, the presiding person was the Chairman.

Independence of the Board of Directors and Committee Members
Except for Mr. Shor, all of the members of the Board of Directors, including each member of the Audit Committee, the Compensation Committee and the Governance Committee, meet the criteria for independence set forth in the rules and regulations of the Securities and Exchange Commission, including Rules 10A-3(b)(1) and 10C-1(b)(1) of the Exchange Act and the definitions and interpretations of NASDAQ. The Board of Directors has determined that Mr. Campion, the Chairman of the Audit Committee, is an “audit committee financial expert” (as defined by Item 407(d)(5)(ii) of Regulation S-K) and is “independent” (under the definitions and interpretations of NASDAQ).
The roles of Chairman and Chief Executive Officer are split into two positions. The Board of Directors believes that separating these roles aligns the Company with best practices for corporate governance of public companies and accountability to stockholders. The Board also believes that the separation of roles provides a leadership model that clearly distinguishes the roles of the Board and management. The separation of the Chairman and Chief Executive Officer positions allows the Company’s Chief Executive Officer to direct his or her energy toward operational and strategic issues while the non-executive Chairman focuses on governance and providing counsel and advice to the Chief Executive Officer. The Company believes that separating the Chairman and Chief Executive Officer positions enhances the independence of the Board, provides independent business counsel for the Company’s Chief Executive Officer and facilitates improved communications between Company management and Board members.
Family Relationships
There are no family relationships among the directors and executive officers of the Company.
Conflict of Interest and Related Party Transactions
It is the Company’s policy to require that all conflict of interest transactions between the Company and any of its directors, officers or 5% or greater beneficial owners (each, an “insider”) and all transactions where any insider has a direct or indirect financial interest, including related party transactions required to be reported under Item 404(a) of Regulation S-K, must be reviewed and approved or ratified by the Audit Committee of the Board of Directors. Management discloses the existence of any such transaction to the Audit Committee. In addition, the material terms of any such transaction, including the nature and extent of the insider’s interest therein, must be disclosed to the Audit Committee. The Audit Committee will then review the terms of the proposed transaction to determine whether the terms of the proposed transaction are fair to the Company and are no less favorable to the Company than those that would be available from an independent third party. Following the Audit Committee’s review and discussion, the proposed transaction will be approved or ratified only if it receives the affirmative votes of a majority of the members of the Audit Committee who have no direct or indirect financial interest in the proposed transaction, even though the disinterested directors may represent less than a quorum. Interested directors may be counted in determining the presence of a quorum at a meeting of the Audit Committee which authorizes the contract or transaction. Haynes did not enter into any transactions in fiscal 2022 with any insider.
Governance Committee and Director Nominations
Nominees for the Board of Directors are currently recommended for nomination to the Board of Directors by the Governance Committee. The Governance Committee bases its recommendation for nomination on criteria that it believes will provide a broad perspective and depth of experience in the Board of Directors. In general, when considering independent directors, the Governance Committee will consider the candidate’s experience in areas central to the Company, such as operational experience in a manufacturing environment, aerospace or specialty metals industry experience, general business management experience, finance and legal acumen and experience and demonstrated leadership capabilities as well as considering the candidate’s personal qualities and accomplishments and their ability to devote sufficient time and effort to their duties as directors. Important areas of experience and expertise include manufacturing, international operations, finance and the capital markets, accounting and experience as a director or executive of other companies, or similar experience in a governmental or non-profit setting. The Governance Committee considers diversity as one criteria evaluated as a part of the total package of attributes and qualifications a particular candidate possesses. The Governance Committee construes the notion of diversity broadly, considering differences in viewpoint, professional experience, education, skills and other individual qualities, including gender identity and similar matters, in addition to race, gender, age, ethnicity and cultural background as elements that contribute to a diverse Board. As of September 30, 2022, diverse persons constituted 50% of the independent members of the Board of Directors, and the same directors are nominees for 2023. The Governance Committee has adopted Corporate Governance Guidelines which establish, among other matters, a mandatory retirement age for Board members of 72, subject to exceptions that may be granted by the Board. An exception was granted for Mr. Campion. In recent years, two directors have retired pursuant to the Board’s retirement age policy, which the Board believes demonstrates the Board’s adherence to proper board refreshment. In keeping with its commitment to enhancing diversity of viewpoints and background on the Board, the two most recent directors appointed to the Board, each of whom brings substantial experience in the form of executive leadership in the specialty metals industry and the U.S. Air Force, respectively, further the Board’s goals of enhancing diversity of viewpoints and experience. The Company benefits from their valuable perspectives on the competitive landscape confronting the Company, emerging trends in the defense and aerospace industry as well as their general leadership skills.
Although the Governance Committee has no formal policy regarding the consideration of director candidates recommended by stockholders, the Governance Committee will consider candidates recommended by stockholders, provided the names of such persons, accompanied by relevant biographical information, are properly submitted in writing to the Secretary of the Company in accordance with the procedure described below for stockholder nominations. Candidates recommended by stockholders are evaluated in the same manner using the same criteria as candidates recommended by the Board or Governance Committee or individual directors or officers. In any case, the Governance Committee encourages the proposal of diverse candidates.
Stockholders may nominate directors by providing timely notice thereof in proper written form to the Secretary of Haynes. To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at Haynes’ principal executive offices (a) in the case of an annual meeting, not less than ninety days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is made, whichever first occurs.
To be in proper written form, a stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being names as a nominee and to serving as a director if elected.

Code of Ethics
The Company has adopted a Code of Business Conduct and Ethics that applies to its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as to its directors and other officers and employees. This Code is posted on the Company’s website at https://haynesintl.com/investor-relations/corporate-governance/code-of-business-conduct-and-ethics. The Audit Committee of the Board annually reviews the Code of Business Conduct and Ethics and is informed of any whistleblower complaints provided thereunder. In addition, the Chief Executive Officer discusses the importance of ethical conduct and compliance with the Code in each quarterly employee meeting or update.
Board of Directors’ Role in Risk Oversight
As a part of its oversight function, the Board of Directors monitors how management operates the Company. The full Board is engaged in the Company’s Enterprise Risk Management program, including through regular reporting and discussion, and by working with management to identify and prioritize enterprise risks—the specific financial, operational, business, reputational and strategic risks that the Company faces, whether internal or external. These functions are distributed among the full Board, the committees of the Board and management, as appropriate. Certain strategic and business risks, such as those relating to the Company’s products, markets and capital investments (including environmental and social risks), are overseen by the entire Board of Directors. The Audit Committee oversees management of market and operational risks that could have a financial impact, such as those relating to internal controls or liquidity. The Corporate Governance and Nominating Committee manages the risks associated with governance issues, such as the independence of the Board of Directors, and the Compensation Committee manages risks relating to the Company’s compensation plans and policies, including analysis of appropriate incentives and measures.
In addition to the formal compliance program, the Board of Directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations of the Company. The Company’s risk management structure also includes a standing enterprise risk management committee comprised of members of the executive team and led by the CEO, collectively undertaking an ongoing effort to assess and analyze the most likely areas of current and future risk for the Company and to address them in its short-term and long-term planning processes. This committee, or individual members thereof, periodically reports to the Board, and individual members of the committee may also do so on an informal basis.
Communications with Board of Directors
Stockholders may communicate with the full Board of Directors by sending a letter to Haynes International, Inc. Board of Directors, c/o Corporate Secretary, 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013. The Company’s Corporate Secretary will review the correspondence and forward it to the chairman of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business or is similarly inappropriate. In addition, interested parties may contact the non-management directors as a group by sending a written communication to the Corporate Secretary as directed above. Such communication should be clearly addressed to the non-management directors.
Director Compensation Program
Directors who are also Company employees do not receive compensation for their services as directors. Following is a description of the Company’s compensation program for non-management directors in fiscal 2022. In consultation with its independent compensation consultant, Total Rewards Strategies, the Compensation Committee reviews the cash and equity compensation paid to non-management directors and recommends changes to the Board of Directors, as appropriate.

Equity Compensation
In consultation with its compensation consultant, for fiscal 2022, the Compensation Committee established a target equity restricted stock grant amount of $105,000 for each non-employee Director and $125,000 for the Chairman of the Board. In establishing the grants, the Compensation Committee considered information provided by Total Reward Strategies on methods of encouraging long-term stock ownership by directors, as well as information regarding how comparator group companies utilize restricted or deferred stock.
Members of the Board of Directors are granted shares of time-based restricted stock annually. The shares of restricted stock will vest in full on the earlier of (i) the first anniversary of the grant date, or (ii) the failure of the director to be re-elected at an annual meeting of the stockholders of the Company as a result of the director being excluded from the nominations for any reason other than “cause” as defined in the applicable incentive compensation plan.
Cash Compensation
In consultation with its compensation consultant, the Board reviewed the 2022 annual cash Director retainer and the Committee fees and Committee chairman fees. The annual retainer for each non-employee Director was $65,000 and the Chairman of the Board received an additional $50,000 retainer. Committee fees were $10,000 each for the Audit Committee members, $7,500 each for the Compensation Committee members and $5,000 each for the Corporate Governance and Nominating Committee members. Committee chairman fees were $20,000 for serving as chairman of the Audit Committee, $15,000 for serving as chairman of the Compensation Committee and $12,500 for serving as chairman of the Corporate Governance and Nominating Committee. In fiscal 2022, the Board of Directors formed a Strategic Committee for the purposes of reviewing and analyzing capital allocation, potential acquisitions and enhancement of shareholder value. The Strategic Committee chairman cash retainer was $100,000 and the committee member cash retainer was $70,000 in fiscal 2022.
2022 Director Compensation Table
The following table provides information regarding the compensation paid to the Company’s non-employee members of the Board of Directors in fiscal 2022, giving effect to the adjustments discussed above.
Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)	Dividends on Stock Awards ($)	Total ($)
R. H. Getz, Chairman	$228,938	$124,983	$2,496	$356,416
D. C. Campion, Director	$102,500	$105,019	$2,097	$209,616
D. S. Hickton, Director	$172,500	$105,019	$2,097	$279,616
L. O. Spencer, Director	$92,500	$105,019	$2,097	$199,616

(1)
Represents restricted stock with a grant date fair value equal to $44.07 per share, which was the closing price of the Company’s common stock on the trading day prior to the date of the grant of November 23, 2021 computed in accordance with FASB ASC Topic 718. The shares of restricted stock are subject to vesting as described more fully under “Director Compensation Program—Equity Compensation”.

Director Deferred Compensation Plan
The Company has a deferred compensation plan for directors and executives that permits directors to defer up to 100% of their cash retainers and up to 100% of their annual equity grant. Several non-employee directors elected to defer the receipt of shares upon vesting to a later date. Any deferral election also results in deferral of the receipt of dividends on the relevant restricted stock throughout the deferral period.

Director Stock Retention Guidelines
The Board of Directors approved stock ownership guidelines for non-employee members of the Board of Directors effective January 1, 2014. The guidelines provide that directors own common stock equal to 400% of their annual cash retainer within five (5) years of their date of election to the Board. For purposes of this calculation, shares owned by an individual include shares or other equity interests owned directly or indirectly, including those subject to risk of forfeiture (but not forfeited) under the Company’s 2009 Restricted Stock Plan, the 2016 Incentive Compensation Plan or the 2020 Incentive Compensation Plan, as applicable, and shares subject to a deferral election. The guidelines also provide that directors retain a certain amount of stock (based upon the value of shares owned) after meeting the ownership goal. As of January 6, 2023 all of the directors met the guidelines.
The share ownership amount for each non-employee director as of January 6, 2023 is summarized below and is based on the closing price of the Company’s stock as of January 6, 2023.
Name	Number of Non-vested Shares	All Other Shares	Total Share Ownership	Ownership Value as of 1/6/2023
R. H. Getz	2,866	33,042	35,908	$1,810,840
D. C. Campion	2,354	23,665	26,019	$1,312,138
D. S. Hickton	2,354	17,390	19,744	$995,690
L. O. Spencer	2,354	9,604	11,958	$603,042
Expenses
The Company reimburses directors for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee thereof and other expenses incurred by directors in connection with their service to the Company.
Indemnification Agreements
Pursuant to individual written agreements, the Company indemnifies all of its directors against loss or expense arising from such individuals’ service to the Company and its subsidiaries and affiliates and advances attorneys’ fees and other costs of defense to such individuals in respect of claims that may be eligible for indemnification under certain circumstances.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee as of September 30, 2022 were Ms. Hickton, Mr. Campion and Mr. Getz. None of the members of the Compensation Committee are now serving or previously have served as employees or officers of the Company or any subsidiary, or had any relationship requiring disclosure pursuant to the SEC rules relating to disclosure of related person transactions, and none of the Company’s executive officers serve as directors of, or in any compensation related capacity for, companies with which members of the Compensation Committee are affiliated.
EXECUTIVE COMPENSATION
Compensation Committee Report
The Compensation Committee of the Board of Directors has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

SUBMITTED BY THE COMPENSATION COMMITTEE
Dawne S. Hickton, Chair
Donald C. Campion
Robert H. Getz
Compensation Discussion and Analysis
2022 Business Summary
In fiscal 2022, the Company results included the following:
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Net revenues of $490.5 million in fiscal 2022, up 45.2% from $337.7 million in fiscal 2021 and net income of $45.1 million, an increase of $53.8 million over the fiscal 2021 net loss of $(8.7) million. The Company benefitted from higher volumes shipped as well as improved profitability from pricing for the value provided, cost reductions and efficiency improvements.

•
Backlog increased across all of its markets to a Company record $373.7 million as of September 30, 2022, up 113.2% from $175.3 million at September 30, 2021.

•
Net cash used in operating activities of $79.5 million compared to net cash provided from operating activities of $23.3 million in fiscal 2021. Investments in inventory of $116.8 million driven by escalating raw material prices and higher melt rates due to record backlog levels along with higher accounts receivable of $42.7 million drove the use of cash during the year, partially offset by net income and higher accounts payable.

•
Revolving line of credit balance increased to $74.7 million, primarily due to continued investment in work-in-process inventory driven by strong backlog growth and higher raw material prices. Size of credit facility increased to $160 million providing better alignment with borrowing base and strong liquidity moving forward.

Overview
This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation in fiscal 2022 for Michael L. Shor, the Company’s principal executive officer; Daniel W. Maudlin, the Company’s principal financial officer; and David L. Strobel, Marlin C. Losch III, and Scott R. Pinkham, the Company’s other three most highly compensated executive officers in fiscal 2022, as well as other senior executives. Detailed information regarding the compensation of these named executive officers, who are referred to as “Named Executive Officers” or “NEOs”, appears in the tables following this Compensation Discussion and Analysis. This Compensation Discussion and Analysis should be read in conjunction with those tables.
This Compensation Discussion and Analysis consists of the following parts:
Responsibility for Executive Compensation Decisions
Role of Executive Officers in Compensation Decisions
Executive Compensation Philosophy and Principles
Committee Procedures
Setting Named Executive Officer Compensation in Fiscal 2022
Responsibility for Executive Compensation Decisions
The Compensation Committee of the Board of Directors, whose membership is limited to independent directors, acts pursuant to a Board-approved charter. The Compensation Committee is responsible for approving the compensation programs for all executive officers, including the Named Executive Officers (other than the Chief Executive Officer), and making decisions regarding specific compensation to be paid or awarded to them. The Compensation Committee also recommends compensation for the Chief Executive

Officer to the full Board for its approval. The Compensation Committee has responsibility for establishing and monitoring adherence to the Company’s compensation philosophies and objectives. The Compensation Committee aims to ensure that the total compensation paid to the Company’s executives is fair, reasonable and competitive. Although the Compensation Committee approves all elements of an executive officer’s compensation, it approves equity grants and certain other incentive compensation subject to approval by the full Board of Directors.
Role of Executive Officers in Compensation Decisions
No Named Executive Officer participates directly in the determination of his or her compensation. For Named Executive Officers other than himself, the Company’s Chief Executive Officer provides the Compensation Committee with performance evaluations and presents individual compensation recommendations to the Compensation Committee, as well as compensation program design recommendations. The Chief Executive Officer’s performance is evaluated by the Board of Directors. Mr. Shor’s salary was initially established by the Executive Employment Agreement between Mr. Shor and the Company entered into on September 1, 2018 and is adjusted on an annual basis by the Board upon recommendation of the Compensation Committee. The Chief Executive Officer and the Chief Financial Officer work closely with the Compensation Committee on the development of the financial targets and overall compensation awardable to the Named Executive Officers under the Company’s Management Incentive Plan (“MIP”) as those amounts are determined by reference to the Company’s annual operating budget. The Compensation Committee retains the full authority to modify, accept or reject all compensation recommendations provided by management.
Executive Compensation Philosophy and Objectives
The Company’s compensation program is designed to attract, motivate, reward and retain key executives who drive the Company’s success and enable it to consistently achieve corporate performance goals in the competitive high-performance alloy business and increase stockholder value. The Company seeks to achieve these objectives through a compensation package that:
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Pays for performance: The MIP provides incentives to the Company’s executive officers based upon meeting or exceeding specified short-term financial goals, taking into consideration the ability of the Company’s executives to influence financial results. In addition, grants of restricted stock, performance shares and stock options provide an appropriate incentive to produce stockholder returns through long-term corporate performance, including through the attainment of performance targets applicable to performance share grants. Executive officers are further incentivized by compensation that recognizes and rewards management for its efforts and perseverance during extraordinary business or other conditions.

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Supports the Company’s business strategy: The annual bonus provided by the MIP focuses the Company’s executive officers on short-term goals, while the Company’s equity compensation plans aim to engage management in the Company’s long-term performance. The Company believes both of those elements serve to align management interests with creating stockholder value.

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Pays competitively: The Company sets compensation levels so that they are in line with those of individuals holding comparable positions and producing similar results at other multi-national corporations of similar size, value and complexity.

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Values stockholder input: In setting compensation levels, the Company takes into account the outcome of stockholder advisory votes regarding executive compensation.

In addition to aligning management’s interests with the interests of the stockholders, a key objective of the Company’s compensation plan is mitigating the risk in the compensation package by ensuring that a significant portion of compensation is based on the long-term performance of the Company. This reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term sustainability of the Company. The Compensation Committee also values and seeks diversity in the executive team, including the Named Executive Officers. As part of its oversight responsibilities, the Compensation Committee, along with a cross-functional team with representatives from Human Resources, Legal and Finance, annually evaluates the risks arising from the Company’s compensation policies and practices, with the assistance of its independent compensation consultant. The Committee considered, among other factors, the design of the incentive compensation programs, which are closely linked to corporate performance, the mix of short-term and long-term compensation, the maximum payout levels for short- term and long-term incentives, the distribution of compensation between equity and cash and other factors that mitigate risk. The Committee concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
At the Company’s 2022 annual meeting of stockholders, the stockholders voted on a non-binding advisory proposal to approve the compensation of the Named Executive Officers. Approximately 95.19% of the shares voted on the proposal were voted in favor of the proposal. In light of the approval by a substantial majority of stockholders of the compensation programs described in the Company’s 2021 proxy statement, the Compensation Committee did not implement material changes to the executive compensation programs as a result of the stockholders’ advisory vote.
2022 Compensation Plan Highlights
The design of the Company’s executive compensation program for fiscal 2022 was generally consistent with the design of the fiscal 2021 program. The following table highlights the features of the program:
• Pay-for-performance philosophy, including rewarding management for performance under extraordinary circumstances	• Performance share awards to enhance the balance of the long-term incentive program, together with stock options and restricted stock
• Pay positioning philosophy relative to comparator group and mix of base salary and annual and long-term incentive compensation	• Relative total shareholder return (TSR) as performance share metric to ensure alignment with shareholders
• Annual incentive compensation metrics	• Clawback policy consistent with SEC proposed regulations mandated by Dodd Frank
• Change-in-control agreements with best practice features (double-trigger severance, less than three times base salary and target bonus, no tax gross-up, no enhanced retirement benefits)	• Share ownership and retention requirement for management and directors
• Compensation risk assessment
Committee Procedures
The Compensation Committee retains the services of Total Rewards Strategies, an independent compensation consulting firm, to analyze the compensation and financial data of a comparator group of companies. Total Rewards Strategies also provides the Compensation Committee with alternatives to consider when making compensation decisions and provides opinions on compensation recommendations the Compensation Committee receives from management. Total Rewards Strategies provided analyses and opinions regarding executive compensation trends and practices to the Compensation Committee during fiscal 2021 and fiscal 2022. Total Rewards Strategies did not provide any services to the Company other than compensation consulting to the Compensation Committee in fiscal 2021 or fiscal 2022. Total Rewards Strategies’ work for the Company in fiscal 2022 did not raise any conflicts of interest.
Comparator Group
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The Company uses the comparator group as a reference for its executive compensation program. The Compensation Committee believes the comparator group is representative of the labor market from which the Company recruits executive talent. Factors used to select the comparator group companies include industry segment, market capitalization, revenue, profitability, labor markets, business model, customer markets, institutional ownership and number of employees.

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The Compensation Committee reviews and approves the composition of the comparator group annually. For fiscal 2022, the Committee approved a comparator group comprised of the following 22 companies, including industrial metals, mineral and manufacturing companies.

Ampco-Pittsburgh	L.B. Foster	Olympic Steel
CECO Environmental	Lindsay Corp.	Skyline Champion
CIRCOR International	LSB Industries	Stoneridge
Columbus-McKinnon	Materion Corporation	Synalloy Corp.
Core Molding Technologies	Myers Industries	TimkenSteel
CTS	NN	Titan International
Ducommun	Northwest Pipe	Universal Stainless & Alloy Products
Insteel Industries
Market Rates
Among other analyses, Total Rewards Strategies provides the 50th percentile, or median, of the comparator group for base salary, cash bonus, long-term incentives and total overall compensation, or the Median Market Rate. The Compensation Committee uses the Median Market Rate as a primary reference point when determining compensation targets for each element of pay. When individual and targeted company financial performance is achieved, the objective of the executive compensation program is to provide overall compensation near the Median Market Rate of pay practices in the comparator group of companies. Actual target pay for an individual may be more or less than the Median Market Rate based on the Compensation Committee’s evaluation of the individual’s performance, experience and potential.
Consistent with the Compensation Committee’s philosophy of pay for performance, incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels if overall financial goals are not achieved.
Setting Named Executive Officer Compensation in Fiscal 2022
Michael L. Shor was appointed President and Chief Executive Officer of the Company on September 1, 2018, after serving as interim President and Chief Executive Officer since May 29, 2018. The disclosures regarding Mr. Shor’s fiscal 2022 compensation within this section should be read with that background and in conjunction with the disclosures provided under the “CEO Compensation” section and the notes to the “Summary Compensation Table” provided herein.
Components of Compensation
The chief components of each Named Executive Officer’s compensation in fiscal 2022 were:
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base salary;

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a performance-based annual incentive award under the MIP;

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long-term compensation awards that include a combination of stock options, time-based restricted stock and performance shares; and

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employee benefits, such as life, health and disability insurance benefits, and a qualified savings (401(k)) plan.

Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive, appropriately performance-based and valued by the Company’s executives. The Compensation Committee reviews information provided by Total Rewards Strategies and the Company’s historical pay practices to determine the appropriate level and mix of compensation. This may include consideration of compensating executives, whether in cash or any form of equity, for the additional time, effort and flexibility required to continue to operate the business under extraordinary circumstances. In allocating compensation among elements, the Company believes the compensation of the Company’s most senior executives, including the Named Executive Officers, who have the greatest ability to influence Company performance, should be predominately performance-based. As a result of this strategy, 63.2% of the Named Executive Officers’ total target compensation, including the Chief Executive Officer’s compensation, was allocated to performance-based pay in fiscal 2022.
Fiscal 2022 Target Compensation

Long-Term Incentive 39%
Base Salary 37%
Target Bonus 24%
Base Salary
Target Bonus
Long-Term Incentive

The target total compensation for fiscal 2022 is shown for each Named Executive Officer in the following table.
Named Executive Officer	Target Total Compensation
Michael L. Shor	$2,278,000
Daniel W. Maudlin	$841,500
David L. Strobel	$713,000
Marlin C. Losch III	$713,000
Scott R. Pinkham	$649,000
Base Salary
The Company provides executives with a base salary that is intended to attract and retain the quality of executives needed to lead the Company’s complex businesses. Base salaries for executives are generally targeted at the Median Market Rate of the comparator group, although individual performance, experience, internal equity, compensation history and contributions of the executive are also considered. The Committee reviews base salaries for Named Executive Officers annually and may make adjustments based on individual performance, experience, market competitiveness, internal equity and the scope of responsibilities.
Management Incentive Plan—Annual Cash Incentive
The purpose of the MIP is to provide an annual cash bonus based on the achievement of specific operational and financial performance targets, tying compensation to the creation of value for stockholders. Target cash bonus awards are determined for each executive position by competitive analysis of the comparator group. In general, the median annual cash bonus opportunity of the comparator group is used to establish target bonus opportunities, but consideration is given to the individual executive’s responsibilities and contributions to business results and internal equity. The MIP allows the Board of Directors discretion to administer the plan, including not paying out any compensation thereunder, accounting for unforeseen one-time transactions or adjusting the performance measures based on external economic factors. Based upon fiscal 2021’s net loss and positive operating cash flow, MIP payments in excess of the target but less than the maximum were made for fiscal 2021 and MIP payments at a maximum level were made for fiscal 2022. MIP payments are made on a sliding scale in accordance with established performance targets and are earned as of the end of the applicable fiscal year. MIP payments are sometimes referred to herein as a “bonus”.

For fiscal 2022, the target performance level was established by reference to the Company’s consolidated annual operating budget. The annual operating budget is developed by management and presented by the CEO and the CFO to the Board of Directors for its review and approval. The bonus target was intended to represent corporate performance which the Board of Directors believed was more likely than not to be achieved based upon management’s presentation of the annual operating budget. For fiscal 2022, the Compensation Committee established targets by reference to the Company’s operating income as the financial goal for MIP payouts.
The table below lists the 2022 MIP incentive awards that could have been earned at the minimum, target and maximum levels by each Named Executive Officer as a percentage of his base salary:
	MIP Incentive as % of Base Salary
Named Executive Officer	Minimum	Target	Maximum
Michael L. Shor	40.0%	80.0%	120.0%
Daniel W. Maudlin	32.5%	65.0%	97.5%
David L. Strobel	30.0%	60.0%	90.0%
Marlin C. Losch III	30.0%	60.0%	90.0%
Scott R. Pinkham	25.0%	50.0%	75.0%
The Compensation Committee and the Board of Directors changed the MIP structure for fiscal 2022 by replacing dual metric of net income and operating cash flow with operating income as the sole financial metric. The following table sets forth the targets for operating income, as well as actual operating income for fiscal 2022:
($ in thousands)	Operating Income
Threshold	$18,661
Target	$23,326
Maximum	$32,656
Fiscal 2022 Actual Operating Income	$55,422
Long-Term Incentives
Stockholders approved the 2016 Incentive Compensation Plan on March 1, 2016, and the 2020 Incentive Compensation Plan on February 25, 2020 and amended February 23, 2021. In fiscal 2022, grants were made under the 2020 Plan. The plans provide the Company with a means to grant compensation awards designed to attract and retain key management, including the Named Executive Officers. The Compensation Committee administers the plans and believes awards available under the plans provide an appropriate incentive to produce superior returns to stockholders over the long term by offering participants an opportunity to benefit from stock appreciation through stock ownership.
Competitive benchmarking to the comparator group, the executive’s responsibilities and the individual’s contributions to the Company’s business results determine the level of long-term compensation for each NEO and other executive officers. In general, the median value of long-term compensation in the comparator group is used to determine the approximate value of long-term incentives. Fair value methodologies, which are consistent with the Company’s expensing of equity awards under Financial Accounting Standards Board ASC Topic 718 Compensation—Stock Compensation, were used in fiscal 2022 to determine the value of stock options.
The Company currently does not have any formal plan requiring it to grant equity compensation on specified dates. With respect to newly hired or promoted executives, the Company’s practice is typically to consider stock equity grants at the first meeting of the Compensation Committee and Board of Directors following such executive’s hire date. The recommendations of the Compensation Committee are subsequently submitted to the Board of Directors for approval. The Company’s policy is to issue equity grants at a time when the Company is in an “open window” for trading purposes, which customarily begins two days after the filing of the Company’s required quarterly and annual reports with the Securities and Exchange

Commission, and that the grant value of all equity awards is equal to the fair market value on the date of grant, which is determined using the closing price on the trading day prior to the grant date. The Compensation Committee considers whether or not to grant additional equity awards to the management team on an annual basis. This may include compensating executives for the additional time, effort and flexibility required to continue to operate the business under any extraordinary circumstances. In addition, a pool of shares (initially in the amount of 5,000 shares but decreasing over time as grants are made) is available for management to provide “spot grants” to employees based upon performance.
The amount of equity compensation for the Named Executive Officers and other executive officers is determined by the Committee as part of the total mix of compensation, including base salary, long-term incentive compensation and short-term incentive compensation, provided that the Chief Executive Officer’s compensation is subject to approval by the full Board. The Committee uses information provided by its compensation consultant regarding the composition and median value of equity compensation for equivalent executive officers in the comparator group as a reference point in its analysis of appropriate equity compensation for the CEO and the other Named Executive Officers. The Committee then applies its judgment and experience to balance the following factors in determining equity compensation for the CEO and the other Named Executive Officers:
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responsibilities and duties of the relevant officer;

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individual performance;

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Company performance;

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stockholder return;

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internal pay equity;

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individual potential; and

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retention risk.

The Committee believes that a combination of performance shares, time-based restricted stock and stock options aligns the executives’ interests with those of the stockholders and provides an appropriate balance between long-term stock price appreciation and executive retention. In fiscal 2022, the regular annual allocation of equity grants to the NEOs consisted of performance shares at 37.5%, time-based restricted stock at 37.5% and stock options at 25%.
Clawback Policy
The Board of Directors has adopted a clawback policy that is consistent with the proposed, but not yet finalized, SEC regulations mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The clawback policy provides for recoupment of performance-based executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws. The policy applies to current and former executives and requires reimbursement or forfeiture of any excess performance-based compensation received by an executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.
If needed to comply with the final regulations when issued, the Board of Directors will make changes to that policy.
Anti-Pledging and Anti-Hedging Policies
Pledging is the practice in which a director or executive secures a loan by using equity compensation obtained from the Company as collateral to secure the loan (“Pledging”). Any director, executive officer or other employee of the Company is prohibited from Pledging. In addition, directors, executive officers and key employees of the Company are prohibited from trading in any interest or position relating to the future price of the Company’s securities, such as a put, call or short sale.

Stock Ownership and Retention Guidelines
The Board of Directors has approved stock ownership guidelines applicable to executive officers and members of the Board of Directors. The guidelines established the goal that, within five (5) years from the date of hiring, promotion or election, executive officers and directors each own an amount of the Company’s common stock determined based upon a multiple of base salary, in the case of executive officers, or annual retainer, in the case of board members. The multiples are as follows: in the case of the Chief Executive Officer, 300% of base salary; in the case of all other Named Executive Officers, 200% of base salary; in the case of other executive officers, 100% of base salary; and in the case of non-employee members of the Board of Directors, 400% of annual cash retainer. The calculation of shares owned by an individual includes shares or other equity interests owned directly or indirectly, including those subject to risk of forfeiture (but not forfeited) under the Company’s 2016 or 2020 Incentive Compensation Plan, as applicable, including performance shares at target amount, whether or not then earned, shares subject to a deferral election and shares subject to exercisable stock options with exercise prices lower than then current market value. The guidelines also require that executive officers and directors retain at all times the required amount of stock (based upon value of shares owned) after first meeting the ownership goal. As of September 30, 2022, given the five (5) year accumulation period permitted by the guidelines, all of the executive officers of the Company, including the Named Executive Officers, to whom the guidelines are applicable were in compliance with the guidelines.
Stock Options
The Company currently grants stock option awards under the 2020 Incentive Compensation Plan (the “2020 Plan”) and previously granted options under the 2016 Incentive Compensation Plan (the “2016 Plan”) and the Second Amended and Restated Stock Option Plan, adopted in 2007 (the “2007 Plan”). The CEO does not hold any options under the 2007 Plan.
All options granted to the Company’s NEOs have an exercise price equal to the closing price of the Company’s common stock as reported by NASDAQ on the trading day prior to the grant date, vest in three equal annual installments on the first, second and third anniversaries of the grant date and expire on the tenth anniversary of the date of grant. Upon the termination of an NEO’s employment for any reason other than death or Cause, Disability or Retirement (each as defined in the applicable plan) any unvested options would terminate and vested options would be exercisable for six months (in the case of the CEO for options granted under the 2016 Plan and 2020 Plan or the other NEOs for options granted under the 2007 Plan) or 90 days (in the case of the other NEOs for options granted under the 2016 Plan and 2020 Plan) following the date of termination of employment, but no later than the expiration date of such options, except that vested and unvested options granted under the 2007 Plan terminate upon the resignation of an NEO (other than the CEO) without Good Reason (as defined in the 2007 Plan). In the event of termination of employment due to death, Disability or Retirement, all unvested options would vest and all options held by the NEO would be exercisable for five years (in the case of options granted under the 2016 Plan and 2020 Plan) or six months (in the case of options granted under the 2007 Plan) following the date of termination of employment, but no later than the expiration date of such options, except that, in the case of Retirement, unvested options granted under the 2007 Plan would not vest and would terminate on the retirement date. In the case of termination for Cause, the options granted under all of the plans would be forfeited and no longer exercisable.
Restricted Stock and Performance Shares
Grants of restricted stock and performance shares vest in accordance with the terms and conditions established by the Compensation Committee. In fiscal 2022, the Compensation Committee set restrictions on the vesting of the performance share grants based on the achievement of specific performance goals, while vesting of the restricted stock grants is time-based.
Subject to certain exceptions, restricted stock and performance share grants are subject to forfeiture if employment or service terminates prior to the end of the vesting period and, in the case of performance shares, if performance goals are not met. The Company assesses, on an ongoing basis, the probability of whether performance criteria will be achieved. The Company will recognize compensation expense over the performance period if it is deemed probable that the goal will be achieved. The fair value of the Company’s restricted stock is determined based upon the closing price of the Company’s common stock on the trading day before the grant date. The plans provide for the adjustment of the number of shares covered by an outstanding grant and the maximum number of shares for which awards may be granted in the event of a stock split, extraordinary dividend or distribution or similar recapitalization event. Outstanding shares of restricted stock are entitled to receive dividends on shares of common stock after the grant date, but no other type of equity compensation award is entitled to receive dividends until after vesting or exercise, as applicable.
2020 Fiscal Year Performance Share Awards
On November 19, 2019, executives, including the Named Executive Officers, were granted awards of a target amount of performance shares. The actual number of shares that were ultimately earned, as well as the number of shares of common stock that would be distributed in settling those performance shares, was determined at the end of a three-year performance period starting on October 1, 2019 and ending on September 30, 2022, based on the relative total shareholder return (TSR) of the Company compared to the 2019 TSR Peer Group. The total number of performance shares earned and shares of common stock distributed could range from 0% to 200% of the target amount of performance shares granted to each participant. Participants are required to be employees at the end of the performance period to receive a payout, except in the event of death, disability or a change in control (in addition to other limited circumstances). Participants received shares equal to 58.33% of the performance share target award amount based upon the Company’s stock performance versus the stock of other companies in the TSR Peer Group.
The TSR Peer Group for the 2020 fiscal year performance share grant consisted of the following companies: Allegheny Technologies, Carpenter Technology, Commercial Metals, Howmet Aerospace Inc.; Insteel Industries, Kaiser Aluminum, Materion Corporation, Olympic Steel, and Universal Stainless & Alloy Products.
2022 Fiscal Year Grants
On November 23, 2021, executives, including the Named Executive Officers, were granted awards of time-based restricted stock. Participants must be employees at the end of the three year vesting period to have continuing rights to the awarded stock, except in the event of death, disability or a change in control (in addition to other limited circumstances).
On November 23, 2021, executives, including the Named Executive Officers, were granted stock options that expire after ten years. In determining the number of shares underlying the options to be granted to the Named Executive Officers, the Compensation Committee established the value of such shares underlying the options at $15.02 for the November 2021 grant using a fair value methodology. The options vest one-third per year over three years from the date of grant.
On November 23, 2021, executives, including the Named Executive Officers, were also granted awards of a target number of performance shares. The actual number of shares that may ultimately be earned, as well as the number of shares of common stock that may be distributed in settling those performance shares, will be determined at the end of a three-year performance period starting October 1, 2021 and ending September 30, 2024, based on the relative TSR of the Company compared to the 2022 TSR Peer Group. The total number of performance shares earned and shares of common stock distributed can range from 0% to 200% of the target amount of performance shares granted. Participants must be employees at the end of the performance period to receive a payout, except in the event of death, disability or a change in control (in addition to other limited circumstances).
Relative TSR compares the results of investing in common stock of the Company versus the stock of other companies in the TSR Peer Group, considering both the appreciation or depreciation in share price as well as the value of dividends distributed during the three-year time period. Share price is calculated at the beginning and end of the period using the average closing price for the twenty (20) business days immediately prior to the start of the performance period (October 1) and immediately prior to the end of the performance period (September 30).

The relative TSR performance metric for the fiscal 2022 to 2024 performance period is determined as follows:
Haynes TSR Versus TSR Peer Group	Payout % of Target Award
50th %ile to 100th %ile	2.0x Haynes Percentile Ranking
30th %ile to 49th %ile	50% + (2.5x {Haynes Percentile Ranking—30%})
<30th percentile	0.0%
The 2022 TSR Peer Group is comprised of the following companies: Allegheny Technologies Incorporated; Carpenter Technology Corporation; Commercial Metals Company; Howmet Aerospace, Inc.; Insteel Industries Inc.; Kaiser Aluminum Corporation; Materion Corporation; Olympic Steel, Inc.; and Universal Stainless & Alloy Products, Inc.
Benefits
The Named Executive Officers are eligible for the same level and offering of benefits made available to other employees, including the Company’s 401(k) plan (which provides for a matching contribution to be made by the Company), health care plan, life insurance plan and other welfare benefit programs. The Company pays premiums for life insurance for each of the Named Executive Officers and other executive officers. The Company’s benefits are designed to be competitive with other employers in the central/ northern Indiana region to enable it to compete for and retain employees.
In addition, the Company maintains the Haynes International, Inc. Pension Plan, a defined benefit pension plan for the benefit of certain eligible domestic employees, including certain of the Named Executive Officers who were hired prior to December 31, 2005. As of December 31, 2005, the Pension Plan was closed to new salaried employees and, as of December 31, 2007, the benefits of all salaried participants in the Pension Plan were frozen, and no further benefits will accumulate.
Perquisites
The Company historically provided limited perquisites to certain executives to allow those executives to increase their efficiency in business and community development opportunities. In recent years, the Company determined that those perquisites were not required and decided to eliminate them over time. All perquisites were eliminated before or during fiscal 2020. In fiscal 2022, no single perquisite exceeded $10,000 per person.
Non-Qualified Deferred Compensation Plan
The Compensation Committee approved implementation of a non-qualified deferred compensation plan for independent directors and executive officers effective November 20, 2017. The plan provides the opportunity to defer current compensation and taxes until a future date, and to receive tax deferred investment returns on deferred amounts. The plan allows directors to defer up to 100% of their annual cash retainers and up to 100% of their annual equity grants. The plan allows eligible employees to defer up to 80% of their base salary, up to 100% of MIP and up to 100% of long term incentive awards.
CEO Compensation
The Company entered into an Employment Agreement on September 1, 2018, as amended, under which Mr. Shor agreed to serve as the President and Chief Executive Officer of the Company on a full-time basis for an initial term ending on September 30, 2020, provided that the initial employment term automatically extends for additional one-year periods commencing on October 1, 2020 and on each anniversary thereafter, unless the Board or Mr. Shor provides written notice to the other to the contrary at least 90 days prior to the end of the then current term.
Under the terms of Mr. Shor’s Employment Agreement, Mr. Shor is (a) entitled to receive a base salary at a rate of $670,000 per year, subject to adjustment as approved by the Board (b) eligible to receive an annual bonus ranging from 40% to 120% of Mr. Shor’s base salary (with the target amount set at 80%), based upon the achievement by the Company of specific performance requirements measured over the Company’s fiscal year, as determined by the Compensation Committee, (c) eligible for grants of equity awards under the Company’s equity incentive plans in the sole and absolute discretion of the Board, established as 160% of salary by the Board for the 2022 fiscal year and (d) entitled to reimbursement for certain travel and relocation expenses. Mr. Shor is also entitled to participate in the Company’s benefit plans and programs provided to Company executives generally, subject to eligibility requirements and other terms and conditions of those plans. In addition, the Company must use reasonable efforts to secure term life insurance coverage for Mr. Shor in an amount not less than four times his annual salary, subject to certain stipulations. All of the incentive compensation payable pursuant to the September 1, 2018 Employment Agreement is subject to recoupment under the terms of the Company’s Clawback Policy.
Tax Implications of the Compensation Committee’s Compensation Decisions
Section 162(m) of the Internal Revenue Code (“Code”) generally limits tax deductibility of compensation paid by a public company to its chief executive officer and certain other executive officers in any year to $1 million in the year compensation becomes taxable to the executive. Prior to the 2017 Tax Cuts and Jobs Act, certain compensation was exempt from the deduction limit to the extent it met the requirements to be considered “qualified performance-based compensation” as previously defined in Section 162(m). The 2017 Tax Cuts and Jobs Act eliminated that exemption. Certain arrangements entered into prior to November 2, 2017 are considered “grandfathered” and compensation paid under such arrangements will continue to be deductible until the arrangements are materially modified.
The Compensation Committee has historically considered Section 162(m) in the design of incentive plans to preserve the corporate tax deductibility of compensation. However, in light of the changes to Section 162(m), the Committee anticipates that a larger portion of future compensation paid to the Company’s NEOs will be subject to a tax deduction disallowance under Section 162(m). The Compensation Committee recognizes that factors other than tax deductibility should be considered in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its stockholders. Annually, the Compensation Committee reviews all compensation programs and payments, including the tax impact on the Company.
Compensation Tables and Narrative Disclosure
The following tables, footnotes and narratives provide information regarding the compensation, benefits and equity holdings in the Company for the persons who acted as CEO, CFO and the other Named Executive Officers in fiscal 2022.
Summary Compensation Table
The narrative and footnotes below describe the total compensation disclosed in the below Summary Compensation Table for fiscal 2020, 2021 and 2022 to the Named Executive Officers. For information on the role of each element of compensation within the total compensation package, please see the discussion above under “Compensation Discussion and Analysis”.
Salary—This column represents the base salary earned during fiscal 2020, 2021 and 2022, including any amounts invested by the Named Executive Officers in the Company’s 401(k) plan. Base salary for fiscal 2020 and 2021 reflects the 10% reduction in salary effective as of April 2020 until January 2021 (April 2021 for Mr. Shor).
Stock Awards—This column represents the fair value of the restricted stock and performance share grants, computed in accordance with FASB ASC Topic 718.
Option Awards—This column represents the compensation expense the Company recognized for financial statement reporting purposes, computed in accordance with Financial Accounting Standards Board ASC Topic 718, with respect to stock options granted in fiscal 2020, 2021 and 2022. For options issued in fiscal 2020, 2021 and 2022, compensation expense was calculated using a fair value methodology and recognized over the vesting period of the stock option.
Non-Equity Incentive Plan Compensation—This column represents cash bonuses earned in fiscal 2020, 2021 and 2022 by the Named Executive Officers under the 2020, 2021 and 2022 MIPs.

Change in Pension Value and Nonqualified Deferred Compensation Earnings—This column represents the actuarial increase during fiscal 2020, 2021 and 2022 in the pension value for the Named Executive Officers under the Haynes International, Inc. Pension Plan. A description of the Pension Plan can be found below under “Pension Benefits”.
All Other Compensation—This column represents all other compensation paid or provided to the Named Executive Officers for fiscal 2020, 2021 and 2022 not reported in previous columns, such as the Company’s matching contributions to 401(k) plans, payment of insurance premiums and costs of providing certain limited perquisites and benefits.
Name and Principal Position	Year	Salary	Stock Awards(1)	Options(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension	All Other Comp(4)	Total
M. L. Shor President & CEO	2022	$694,643	$959,654	$268,107	$804,000	—	$79,663	$2,806,067
	2021	$603,663	$763,966	$340,002	$714,000	—	$70,051	$2,491,682
	2020	$606,750	$1,049,958	$339,964		—	$46,459	$2,043,131
D. W. Maudlin VP of Finance & CFO	2022	$342,069	$265,928	$74,349	$321,750	—	$36,989	$1,041,085
	2021	$303,120	$210,297	$93,603	$283,920	—	$44,862	$935,802
	2020	$297,438	$325,140	$93,586	—	$13,421	$26,072	$755,657
D. L. Strobel VP of Manufacturing	2022	$321,404	$194,454	$54,372	$279,000	—	$32,889	$882,119
	2021	$286,604	$154,645	$68,834	$247,800	—	$30,241	$788,124
	2020	$281,039	$270,864	$68,828	—	—	$22,514	$643,244
M. C. Losch III VP Sales and Distribution	2022	$321,058	$194,454	$54,372	$279,000	—	$33,688	$882,572
	2021	$277,888	$149,405	$66,499	$239,400	—	$40,552	$773,744
	2020	$271,615	$265,753	$66,490	—	$65,173	$30,885	$699,916
S.R. Pinkham VP Tubular & Wire	2022	$306,070	$184,994	$51,669	$265,500	—	$31,559	$839,792

(1)
The amounts listed in the table include restricted stock and performance share awards (PSA’s) as valued in accordance with FASB ACS Topic 718. PSAs are valued based on the target number of share awards at grant date which is less than the maximum potential share awards that may be granted at the end of the performance period. If the maximum number of share awards is granted, the stock award amount granted in fiscal 2022 will be $1,516,950 for M. Shor, $420,360 for D. Maudlin, $307,378 for D. Strobel and M. Losch III, and $292,424 for S. Pinkham.

(2)
The options issued in fiscal 2020, 2021 and 2022 were valued pursuant to FASB ASC Topic 718 using a fair value methodology.

(3)
No amounts were earned in fiscal 2020 under the 2020 MIP. Please see the discussion of the MIP under “Compensation Discussion and Analysis”.

(4)
Amounts shown in the “All Other Compensation” column include the following:

Name	Year	Dividends On Restricted Stock	Life Insurance	Disability Insurance	401(k) Company Match	401(m) Company Match	Other	Total
M. L. Shor	2022	$57,874	$3,960	$8,166	$9,663	—	—	$79,663
	2021	$46,168	$3,960	$8,166	$11,757	—	—	$70,051
	2020	$22,062	$3,960	$8,697	$11,740	—	—	$46,459
D. W. Maudlin	2022	$17,070	$2,376	$6,155	$11,388	—	—	$36,989
	2021	$25,935	$2,191	$6,155	$10,581	—	—	$44,862
	2020	$8,534	$2,135	$5,657	$9,746	—	—	$26,072
D. L. Strobel	2022	$13,173	$2,232	$6,204	$11,280	—	—	$32,889
	2021	$12,605	$2,072	$5,246	$10,318	—	—	$30,241
	2020	$5,640	$2,020	$4,870	$9,984	—	—	$22,514
M. C. Losch III	2022	$12,947	$2,232	$6,966	$10,229	1,314	—	$33,688
	2021	$21,616	$2,002	$6,966	$9,968	—	—	$40,552
	2020	$6,787	$1,951	$6,452	$11,436	—	$4,259	$30,885
S. R. Pinkham	2022	$12,316	$2,124	$6,044	$11,075			$31,559
Grants of Plan-Based Awards in Fiscal 2022
During fiscal 2022, the Named Executive Officers received four types of plan-based awards:
Management Incentive Plan—On November 23, 2021, the Named Executive Officers were awarded grants under the Company’s 2022 MIP. Under the plan, certain employees of the Company, including the Named Executive Officers, were eligible for cash awards if the Company met certain net income targets established by the Compensation Committee for fiscal 2022. The amount of the cash awards could range between 40% and 120% of base salary for Mr. Shor, between 32.5% and 97.5% of base salary for Mr. Maudlin, between 30% and 90% of base salary for Mr. Strobel and Mr. Losch and between 25% and 75% of base salary for Mr. Pinkham, in each case depending on the level of operating income generated by the Company compared to the targeted amounts.
Stock Options—Non-qualified options were granted to the Named Executive Officers on November 23, 2021 under the Haynes International, Inc. 2020 Incentive Compensation Plan. Each option vests in three equal installments on the first, second and third anniversaries of the grant date, remains exercisable for ten years and has an exercise price equal to the closing stock price on the trading day prior to the date of grant.
Restricted Stock—On November 23, 2021, executives, including the Named Executive Officers, were granted restricted stock under the Haynes International, Inc. 2020 Incentive Compensation Plan which are subject to time-based vesting and will vest on the third anniversary of the date of grant, if the participant is then employed by the Company, except in the event of death, disability or a change in control and certain other circumstances.
Performance Share Awards—On November 23, 2021, executives, including the Named Executive Officers, were granted awards of a target amount of performance shares. The actual number of performance shares that may ultimately be earned, as well as the number of shares of common stock that may be distributed in settling those performance shares, are determined at the end of a three-year performance period and will depend on the calculated total shareholder return of the Company at the end of the performance period as compared to the total shareholder return of a peer group of nine companies. The total performance shares earned and shares of common stock distributed can range from 0% to 200% of the target amount granted. Participants must be employees at the end of the performance period to receive a payout, except in the event of death, disability or a change in control and certain other circumstances.

Grants of Plan-Based Awards Table
Name and Principal Position			Estimated Future Pay Under MIP Plan			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	All Other Options	Ex or Base Price of Option(2)	Grant Date FV of Stock & Option(3)
	Grant Type	Date	Threshold	Target	Max	Threshold	Target	Max
M. L. Shor	MIP	11/23/21	$268,000	$536,000	$804,000
	Option	11/23/21								17,850	$44.07	$268,107
	Restr. Stock-Time based	11/23/21							9,130			$402,359
	Performance Share Awards(1)	11/23/21				—	9,130	18,260	—			$557,295
D. W. Maudlin	MIP	11/23/21	$107,250	$214,500	$321,750
	Option	11/23/21								4,950	$44.07	$74,349
	Restr. Stock-Time based	11/23/21							2,530			$111,497
	Performance Share Awards(1)	11/23/21				—	2,530	5,060				$154,431
D. L. Strobel	MIP	11/23/21	$93,000	$186,000	$279,000
	Option	11/23/21								3,620	$44.07	$54,372
	Restr. Stock-Time based	11/23/21							1,850			$81,530
	Performance Share Awards(1)	11/23/21				—	1,850	3,700				$112,924
M. C. Losch III	MIP	11/23/21	$93,000	$186,000	$279,000
	Option	11/23/21								3,620	$44.07	$54,372
	Restr. Stock-Time based	11/23/21							1,850			$81,530
	Performance Share Awards(1)	11/23/21				—	1,850	3,700				$112,924
S. R. Pinkham	MIP	11/23/21	$73,750	$147,500	$221,250
	Option	11/23/21								3,440	$44.07	$51,669
	Restr. Stock-Time based	11/23/21							1,760			$77,563
	Performance Share Awards(1)	11/23/21				—	1,760	3,520				$107,430

(1)
Target number of performance shares that have not vested. This column represents the target number of performance share to be earned over a three-year performance period and settled in shares of common stock.

(2)
The exercise price of each option is equal to the closing market price of shares of common stock on the trading day prior to the grant date.

(3)
Represents the grant date fair value calculated in accordance with FASB ASC Topic 718, but excludes any forfeiture assumptions related to service-based vesting conditions as prescribed by SEC rules.

Outstanding Equity Awards at Fiscal Year-End
The table below provides information on the Named Executive Officers’ outstanding equity awards as of September 30, 2022. The equity awards consist of stock options, shares of restricted stock (with time-based vesting) and performance share awards. The table includes the following:
Number of Securities Underlying Unexercised Options (Exercisable)—This column represents options to buy shares of common stock which are fully vested and subject to forfeiture only with respect to a break in service.
Number of Securities Underlying Unexercised Options (Unexercisable)—This column represents options to buy shares of common stock which are not fully vested. All options vest in three equal annual installments on the first, second and third anniversaries of the grant date.
Option Exercise Price—All outstanding option exercise prices are equal to the closing market price of shares of common stock on the day prior to grant date.
Option Expiration Date—This is the date upon which an option will expire if not yet exercised by the option holder. In all cases, this is ten years from the date of grant.

Number of Shares or Units of Stock that Have Not Vested and Equity Incentive Plan Awards:   Number of Unearned Shares, Units or Other Rights That Have Not Vested—All shares of restricted stock and performance share awards granted to the Named Executive Officers in fiscal 2021 are unvested.
Market Value of Shares or Units of Stock that Have Not Vested and Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested—The market value of unvested shares of restricted stock is based upon the September 30, 2022 closing price of the Company’s common stock of $35.12 and is calculated in accordance with FASB ASC Topic 718.
Market Value of Shares or Units of Stock that Have Not Vested and Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested—The market value of unvested shares of restricted stock is based upon the September 30, 2022 closing price of the Company’s common stock of $35.12 and is calculated in accordance with FASB ASC Topic 718.
	Option Awards					Restricted Stock Awards		Performance Share Awards
Name	Grant Date	Number of securities underlying unexercised options (Exercisable)(1)	Number of securities underlying unexercised options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares that Have Not Vested	Market Value of Shares That Have Not Vested	Number of Awards Not Vested(3)	Market Value of Shares that Have Not Vested
M. L. Shor	06/01/18	15,000	—	$42.58	06/01/28			—	—
	11/21/18	29,152	—	$33.98	11/21/28	—	—	—	—
	05/24/19(a)	13,333	—	$30.54	05/24/29	—	—	—	—
	05/24/19(b)	14,693	—	$33.59	05/24/29	—	—	—	—
	05/24/19(c)	16,136	—	$36.65	05/24/29	—	—	—	—
	11/19/19	23,462	11,731	$37.00	11/19/29	9,191(2)	$322,788	—	—
	11/24/20	19,177	38,353	$22.64	11/24/30	15,018(2)	$527,432	15,018	$820,450
	11/23/21	—	17,850	$44.07	11/23/31	9,130(2)	$320,646	9,130	$276,108
D. W. Maudlin	11/20/12	3,300	—	$47.96	11/20/22	—	—	—	—
	11/26/13	4,000	—	$52.78	11/26/23	—	—	—	—
	11/25/14	7,500	—	$46.72	11/25/24	—	—	—	—
	11/24/15	7,300	—	$37.75	11/24/25	—	—	—	—
	11/22/16	4,800	—	$40.86	11/22/26	—	—	—	—
	11/21/17	5,800	—	$31.76	11/21/27	—	—	—	—
	11/21/18	8,623	—	$33.98	11/21/28	—	—	—	—
	05/24/19(a)	4,524	—	$30.54	05/24/29	—	—	—	—
	05/24/19(b)	4,985	—	$33.59	05/24/29	—	—	—	—
	05/24/19(c)	5,475	—	$36.65	05/24/29	—	—	—	—
	11/19/19	6,459	3,229	$37.00	11/19/29	2,530(2)	$88,854	—	—
	11/24/20	5,279	10,559	$22.64	11/24/30	4,134(2)	$145,186	4,134	$225,845
	11/23/21	—	4,950	$44.07	11/23/31	2,530(2)	$88,854	2,530	$76,512
D. L. Strobel	09/17/18	5,000	—	$35.34	9/17/28	—	—	—	—
	11/21/18	6,157	—	$33.98	11/21/28	—	—	—
	05/24/19(a)	5,476	—	$30.54	05/24/29	—	—	—	—
	05/24/19(b)	6,035	—	$33.59	05/24/29	—	—	—	—
	05/24/19(c)	6,627	—	$36.65	05/24/29	—	—	—	—
	11/19/19	4,750	2,375	$37.00	11/19/29	1,861(2)	$65,358	—	—
	11/24/20	3,882	7,765	$22.64	11/24/30	3,040(2)	$106,765	3,040	$166,079
	11/23/21	—	3,620	$44.07	11/23/31	1,850(2)	$64,972	1,850	$55,947

	Option Awards					Restricted Stock Awards		Performance Share Awards
Name	Grant Date	Number of securities underlying unexercised options (Exercisable)(1)	Number of securities underlying unexercised options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares that Have Not Vested	Market Value of Shares That Have Not Vested	Number of Awards Not Vested(3)	Market Value of Shares that Have Not Vested
M. C. Losch II	11/20/12	3,400	—	$47.96	11/20/22	—	—	—	—
	11/26/13	4,000	—	$52.78	11/26/23	—	—	—	—
	11/25/14	7,200	—	$46.72	11/25/24	—	—	—	—
	11/24/15	6,900	—	$37.75	11/24/25	—	—	—	—
	11/22/16	4,025	—	$40.86	11/22/26	—	—	—	—
	11/21/17	4,850	—	$31.76	11/21/27	—	—	—	—
	11/21/18	6,047	—	$33.98	11/21/28	—	—	—	—
	05/24/19(a)	5,476	—	$30.54	05/24/29	—	—	—	—
	05/24/19(b)	6,035	—	$33.59	05/24/29	—	—	—	—
	05/24/19(c)	6,627	—	$36.65	05/24/29	—	—	—	—
	11/19/19	4,589	2,294	$37.00	11/19/29	1,798(2)	$63,146	—	—
	11/24/20	3,751	7,501	$22.64	11/24/30	2,937(2)	$103,147	2,937	$160,452
	11/23/21	—	3,620	$44.07	11/23/31	1,850(2)	$64,972	1,850	$55,947
S. R. Pinkham	11/20/12	3,500	—	$47.96	11/20/22	—	—	—	—
	11/26/13	4,000	—	$52.78	11/26/23	—	—	—	—
	11/25/14	7,200	—	$46.72	11/25/24	—	—	—	—
	11/24/15	7,100	—	$37.75	11/24/25	—	—	—	—
	11/22/16	4,150	—	$40.86	11/22/26	—	—	—	—
	11/21/17	5,000	—	$31.76	11/21/27	—	—	—	—
	11/21/18	6,157	—	$33.98	11/21/28	—	—	—	—
	05/24/19(a)	3,333	—	$30.54	05/24/29	—	—	—	—
	05/24/19(b)	3,673	—	$33.59	05/24/29	—	—	—	—
	05/24/19(c)	4,034	—	$36.65	05/24/29	—	—	—	—
	11/19/19	4,621	2,311	$37.00	11/19/29	1,810(2)	$63,567	—	—
	11/24/20	3,777	7,554	$22.64	11/24/30	2,958(2)	$103,885	2,958	$161,599
	11/23/21	—	3,440	$44.07	11/23/31	1,760(2)	$61,811	1,760	$53,226

(1)
Except as noted, vest in three equal annual installments on the first, second and third anniversaries of the grant date.

(2)
Vest on the third anniversary of the grant date.

(3)
Vest on the third anniversary of the grant date if the Company has met a relative total shareholder return goal.

Option Exercises and Stock Vested
The following table provides information concerning the exercise of stock options and vesting of restricted stock awards for the Named Executive Officers in fiscal 2022.

	Option Awards		Stock Awards		Performance Share Awards
Name	Number of Shares Acq. on Exercise	Value realized on Exercise	Number of Shares Acq. on Vesting	Value realized on Vesting(1)	Number of Shares Acq. on Vesting	Value realized on Vesting
M.L. Shor	—	$—	17,355	$716,999	5,360	$188,243
D.W. Maudlin	—	$—	5,943	$243,394	1,475	$51,802
D.L. Strobel	—	$—	5,173	$209,745	1,085	$38,105
M.C. Losch III	—	$—	5,139	$208,259	1,048	$36,806
S.R. Pinkham	—	$—	4,423	$180,735	1,056	$37,087

(1)
This column is calculated by multiplying the number of shares acquired by the closing price of a share of Common Stock on the vesting date. The Named Executive Officers had the following stock awards vest in fiscal 2022:

Name	Type of Award	Vesting Date	Number of Shares Acquired on Vesting (#)	Closing Price on Vesting Date ($/Share)	Value Realized on Vesting ($)
M.L. Shor	Time-Based Restricted Stock	11/21/2021	9,105	$43.70	$397,889
	Time-Based Restricted Stock	9/15/2022	8,250	$38.68	$319,110
D.W. Maudlin	Time-Based Restricted Stock	11/21/2021	2,693	$43.70	$117,684
	Time-Based Restricted Stock	9/15/2022	3,250	$38.68	$125,710
D.L. Strobel	Time-Based Restricted Stock	11/21/2021	1,923	$43.70	$84.035
	Time-Based Restricted Stock	9/15/2022	3,250	$38.68	$125,710
M.C. Losch II	Time-Based Restricted Stock	11/21/2021	1,889	$43.70	$82,549
	Time-Based Restricted Stock	9/15/2022	3,250	$38.68	$125,710
S.R. Pinkham	Time-Based Restricted Stock	11/21/2021	1,923	$43.70	$84,035
	Time-Based Restricted Stock	9/15/2022	2,500	$38.68	$96,700
Pension Benefits
The Company maintains a defined benefit pension plan for the benefit of eligible domestic employees designated as the Haynes International, Inc. Pension Plan. The pension plan is qualified under Section 401 of the Internal Revenue Code, permitting the Company to deduct for federal income tax purposes all amounts the Company contributes to the pension plan pursuant to funding requirements. The following table sets forth the present value of accumulated benefits payable in installments after retirement, based on retirement at age 65. As of December 31, 2005, the Pension Plan was closed to new salaried employees and, as of December 31, 2007, the benefits of all salaried participants in the Pension Plan were frozen, and no further benefits will accumulate. No payments were made to any of the Named Executive Officers pursuant to the Pension Plan in fiscal 2022.
	Year	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
M.L. Shor	2022	Defined Benefit	N/A	—
D.W. Maudlin	2022	Defined Benefit	3	$61,395
D.L. Strobel	2022	Defined Benefit	N/A	—
M.C. Losch III	2022	Defined Benefit	20	$442,505
S.R. Pinkham	2022	Defined Benefit	29	$170,559
Participants in the pension plan are eligible to receive an unreduced pension annuity upon the first to occur of (i) reaching age 65, (ii) reaching age 62 and completing ten years of benefit service or (iii) completing 30 years of benefit service. The final option is available only for salaried employees who were plan participants in the pension plan on March 31, 1987. For salaried employees who retire on or after July 2, 2002 under option (i) or (ii) above, the normal monthly pension benefit provided under the pension plan is the greater of (i) 1.6% of the employee’s average monthly earnings multiplied by years of benefit service, plus an additional 0.5% of the employee’s average monthly earnings, if any, in excess of Social Security covered compensation multiplied by years of benefit service up to 35 years, or (ii) the employee’s accrued benefits as of September 30, 2002. For salaried employees who retire on or after July 2, 2002 under option (iii) above (with 30 years of benefit service), the normal monthly pension provided under the pension plan is equal to one of the following as elected by the participant: (i) the accrued benefit as of March 31, 1987 plus any supplemental retirement benefit payable to age 62; (ii) the accrued benefit as of March 31, 1987 plus any supplemental retirement benefit payable to any age elected by the participant (prior to 62) and thereafter the actuarial equivalent of the benefit payable for retirement under options (i) and (ii) above; or (iii) if the participant is at least age 55, the actuarial equivalent of the benefit payable for retirement under options (i) and (ii) above. There are provisions for delayed retirement, early retirement benefits, disability retirement, death benefits, optional methods of benefits payments, payments to an employee who leaves after five or more years of service and payments to an employee’s surviving spouse. Participants’ interests are vested and they are eligible to receive pension benefits after completing five years of service. However, all participants as of October 1, 2001 became 100% vested in their benefits on that date. Vested benefits are generally paid to retired employees beginning at or after age 55.
In addition, the Company’s 2020 Incentive Compensation Plan provides for the vesting of restricted stock, restricted stock units, performance shares and performance units in the case of “retirement” or involuntary severance of service other than for “cause” or other terminations of employment not specifically covered in the 2020 Plan. During fiscal 2022, time-based restricted stock was granted under the 2020 Plan, and Mr. Losch was the sole Named Executive Officer that was retirement-eligible as of September 30, 2022. Had a Named Executive Officer’s employment been terminated on September 30, 2022 involuntarily for any reason other than “cause” or other terminations of employment not specifically covered in the 2020 Plan, the restricted stock granted to such Named Executive Officer on November 23, 2021 would have vested as of that termination date.
Non-Qualified Deferred Compensation Plan
The Compensation Committee approved implementation of a non-qualified deferred compensation plan for independent directors and executive officers effective November 20, 2017. The plan provides the opportunity to defer current compensation and taxes until a future date, and to receive tax deferred investment returns on deferred amounts. The plan allows directors to defer up to 100% of their annual cash retainer, annual committee cash retainers and annual equity grants. The plan allows eligible employees to defer up to 80% of their base salaries, up to 100% of MIP and up to 100% of long term incentive awards.
Mr. Shor deferred 2,650 shares in 2017 while serving as an independent director.
Executive	Executive Contributions in 2022	Haynes Contributions in 2022	Aggregate Earnings from Deferred Shares in 2022	Aggregate Withdrawals Distributions in 2022	Aggregate Balance at 09/30/2022
M.L. Shor	—	—	$12,588	$(120,629)	$—
As of September 30, 2022, no amounts were deferred by Named Executive Officers.
Potential Payments Upon Termination of Employment
As described in this Compensation Discussion and Analysis, Mr. Shor has an Employment Agreement, and the other Named Executive Officers have termination benefits agreements, that provide for payments to the Named Executive Officers at, following or in connection with a termination of their employment in the circumstances described in those agreements.
Conditions and Obligations Applicable to Receipt of Termination Payments Under All Circumstances
Under the applicable compensation agreements, each Named Executive Officer has agreed not to compete with, or solicit the employees of, the Company during and for a one-year period (two years for Mr. Shor) after termination of employment. Further, each Named Executive Officer is obligated to maintain the confidentiality of Company information and to assign all inventions, improvements, discoveries, designs, works of authorship, concepts or ideas or expressions thereof to the Company. The Company is entitled to cease making payments or providing benefits due under the applicable agreement if the Named Executive Officer breaches the confidentiality, non-competition or non-solicitation provisions of the agreement.
As a condition to the receipt of the payments and other benefits to be received by the Named Executive Officers under the applicable agreements upon termination of employment, each Named Executive Officer must execute and deliver to the Company a release of all claims against the Company, including claims arising out of his or her employment with the Company. Certain payments to Mr. Shor are required to be made or commence on the date that the release executed by him in connection with the termination of his employment becomes effective (generally seven days following execution thereof by Mr. Shor). In addition to the release, Named Executive Officers may be asked to sign letter agreements reaffirming their applicable confidentiality, non-competition and non-solicitation obligations and may enter into extended non-competition agreements with the Company.
Payments Made Upon Death, Disability or Retirement
Upon death or total disability, the Company’s compensation plans and arrangements for the Named Executive Officers provide as follows:
•
Each Named Executive Officer, or his or her heirs, estate, personal representative or legal guardian, as appropriate, is entitled to receive a lump sum payment equal to the sum of (i) the Named Executive Officer’s earned but unpaid base salary and bonus through the termination date; (ii) any reimbursable expenses incurred by the Named Executive Officer and not reimbursed as of the termination date and (iii) a bonus for the fiscal year in which the termination date occurs in an amount equal to his or her target bonus for such fiscal year pro-rated based upon the number of days he or she worked in the fiscal year in which the termination date occurs.

•
All unvested stock options held by the Named Executive Officer will vest immediately and all options will remain exercisable for six months from the termination date in the case of options granted under the 2007 Plan or five years in the case of options granted under the 2016 Plan or 2020 Plan, but in no event later than the expiration date of such stock options as specified in the applicable option agreement.

•
All restrictions on transfer of any shares of restricted stock held by the Named Executive Officer on the termination date will lapse as of the termination date and performance-based restricted stock and performance shares will be deemed earned at target level, so long as the Named Executive Officer has been continuously employed by the Company between the grant date and the termination date.

•
In the case of death, the Named Executive Officer’s designated beneficiary is entitled to receive the death benefit under a Company-provided life insurance policy in the amount of the Named Executive Officer’s base salary (four times base salary for Mr. Shor).

•
In the case of total disability, the Named Executive Officer will be entitled to disability benefits under the Company’s executive long-term disability plans. Each Named Executive Officer is entitled to disability benefits under a group plan and an individual plan. The group plan provides for a monthly benefit equal to 50% of monthly base salary, subject to a maximum benefit of $10,000 per month. The individual plan provides for a monthly benefit equal to 70% of monthly base salary, subject to a maximum benefit of $5,000 per month. Benefits under the plan are payable monthly beginning 90 days after the employee becomes disabled and continuing until age 65.

Upon Retirement (defined in the Company’s equity incentive plans as a resignation (a) after reaching age 65 or (b) after reaching age 62 and completing at least ten years of service with the Company), in addition to the Named Executive Officer’s base salary through the retirement date and any accrued but unpaid compensation, including earned but unpaid bonus compensation and expense reimbursement in accordance with Company policies, the Company’s compensation plans and arrangements for the Named Executive Officers provide that (a) all unvested stock options held by the Named Executive Officer (other than options granted under the 2007 Plan, which will terminate) will vest immediately and all options will remain exercisable for five years from the retirement date, but in no event later than the expiration date of such stock options as specified in the applicable option agreement; (b) all restrictions on transfer of any shares of restricted stock awarded under the 2020 Plan and held by the Named Executive Officer on the retirement date will lapse as of the retirement date; provided that restricted stock awards subject to performance criteria will vest as if the target performance criteria had been achieved, subject to proration if retirement occurs during a performance period; and (c) performance-based restricted stock awarded under the 2020 Plan and performance shares awarded under the 2020 Plan or the 2016 Plan and held by the Named Executive Officer on the retirement date will be deemed earned at target level, subject to proration if retirement occurs during a performance period.
Potential Payments Upon Termination in Connection with a Change of Control
The information below generally describes payments or benefits payable to the Named Executive Officers (including Mr. Shor) under agreements between the Named Executive Officers and the Company or under the Company’s compensation plans and arrangements in the event of a change of control of the Company or the termination of the Named Executive Officer’s employment, whether prior to or following a change of control of the Company. Any such payments or benefits that a Named Executive Officer has elected to defer would be provided in accordance with the requirements of Internal Revenue Code Section 409A. Payments or benefits under other plans and arrangements that are generally available to the Company’s employees on similar terms are not described. Certain capitalized terms used in this discussion are defined under the caption “Certain Definitions” below.
In the case of all Named Executive Officers, the 2007 Plan, the 2016 Plan and the 2020 Plan provide that all restrictions imposed on shares of restricted stock subject to restricted stock awards under the plan, lapse upon a change of control and performance shares will be deemed earned based on actual performance of the Company in the period prior to the change of control, but in no event less than target level. Similarly, all unvested stock options issued pursuant to the Company’s stock option plans vest automatically upon the occurrence of a “change of control” (as defined below), provided that an Award shall be treated, to the extent determined by the Committee to be appropriate and permitted under Section 409A of the Code, in accordance with one of the following methods as determined by the Committee in its sole discretion: (i) upon at least ten (10) days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per Share received or to be received by other stockholders of the Company in the event or (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan. In addition, in the case of all Named Executive Officers, upon termination in connection with a change of control as described in this section, the maximum compensation that any such Named Executive Officer would be entitled to receive is equal to the greater of (i) the safe harbor amount under Section 280G of the Internal Revenue Code, as amended, or (ii) the total change of control compensation to which such individual is entitled under the applicable agreement less any excise tax payable under Section 4999 of the Internal Revenue Code, as amended.
In the event that the employment of a Named Executive Officer (other than Mr. Shor) is terminated by the Company without “cause” (as defined below) or by the Named Executive Officer for “good reason” (as defined below) within 12 months following a change of control,
•
The Named Executive Officer is entitled to receive a lump sum cash payment equal to the sum of (i) the Named Executive Officer’s earned but unpaid base salary through the termination date; (ii) the Named Executive Officer’s base salary that would be payable for the period from the termination date through the first anniversary thereof; (iii) any accrued but unpaid compensation, including any unpaid bonus compensation; and (iv) any reimbursable expenses incurred by the Named Executive Officer and not reimbursed as of the termination date.

•
The Named Executive Officer is entitled to a bonus for the fiscal year in which termination occurs equal to the Named Executive Officer’s target bonus, calculated as if one hundred percent of the target amount had been earned, subject to proration based upon the number of days worked during the applicable fiscal year.

•
Any unvested stock options held by the Named Executive Officer will vest immediately and all options will remain exercisable for one year from the termination date, but in no event later than the expiration date of such stock options as specified in the applicable option agreement.

•
The Named Executive Officer and his or her dependents may be entitled to elect medical, hospitalization and dental insurance benefits that he or she received immediately prior to termination for a period of one year following the termination date, unless the Named Executive Officer obtains comparable benefits from another employer.

•
The Named Executive Officer is entitled to receive a lump sum cash payment in an amount equal to the cost the Company would have incurred for non-voluntary life insurance coverage under its life insurance plan for the twelve months following the termination date in excess of the then current aggregate premium or other amount payable generally by similarly situated plan participants for such coverage and an additional amount equal to the taxes on such payment.

If Mr. Shor’s employment is terminated by the Company without “cause” or by Mr. Shor for “good reason” prior to or within 24 months after a change of control,
•
Mr. Shor is entitled to receive a lump sum payment equal to the sum of (i) his earned but unpaid base salary through the termination date; (ii) any bonus earned prior to the termination date that remains unpaid on the termination date; and (iii) any reimbursable expenses incurred by Mr. Shor and not reimbursed as of the termination date.

•
Mr. Shor is entitled to a bonus for the fiscal year in which termination occurs equal to his target bonus, calculated as if one hundred percent of the target amount had been earned, subject to proration based upon the number of days worked during the applicable fiscal year.

•
Mr. Shor is entitled to a cash payment equal to two times his annual salary as in effect immediately prior to the termination date, payable in equal monthly installments of one-twenty- fourth of the total amount of the cash payment.

•
Any unvested stock options held by Mr. Shor as of the termination date will become vested and exercisable and will remain exercisable after the termination date for a period equal to the lesser of (i) one year following the termination date or (ii) the expiration of the original exercise period of such option.

•
Mr. Shor and his dependents are entitled to medical, hospitalization and life insurance benefits that he received immediately prior to termination through and including the termination date.

Potential Payments Upon Termination Without Cause or Resignation for Good Reason
If the employment of any of the Named Executive Officers is terminated by the Company for “cause”, or is terminated by the Named Executive Officer without “good reason”, the Named Executive Officer would be entitled to receive a lump sum cash payment equal to the sum of (i) the Named Executive Officer’s earned but unpaid base salary through the termination date; (ii) any accrued but unpaid compensation, including any unpaid bonus compensation and (iii) any reimbursable expenses or permitted health and welfare expenses incurred by the Named Executive Officer and not reimbursed as of the termination date. In addition, the restrictions on all restricted stock awarded under the 2020 Plan and held by the Named Executive Officer on the termination date will lapse as of the termination date; provided that restricted stock awards subject to performance criteria will vest as if the target performance criteria had been achieved, subject to proration if termination occurs during a performance period, and all performance shares held by the Named Executive Officer will be adjusted as provided in the 2016 Plan or 2020 Plan to reflect the portion of the performance period during which the Named Executive Officer was employed and paid, if at all, at the same time and under the same conditions as such performance shares would otherwise be paid.
If, prior to or more than 24 months after a change of control, Mr. Shor’s employment is terminated by the Company without “cause” or by Mr. Shor for “good reason”, in addition to the benefits described above:
•
Mr. Shor is entitled to receive a lump sum payment equal to the sum of (i) his earned but unpaid base salary through the termination date; (ii) any bonus earned prior to the termination date that remains unpaid on the termination date; (iii) any reimbursable expenses incurred by Mr. Shor and not reimbursed as of the termination date and (iv) if not otherwise included above, an amount equal to his target bonus for such fiscal year prorated based upon the number of days he worked during the fiscal year. He would also be entitled to continuation of health and welfare benefits through the termination date.
•
Mr. Shor is entitled to a continuation of his annual salary as in effect immediately prior to such termination date through the end of the then current employment term, payable in accordance with the then prevailing payroll practices of the Company.

•
All unvested stock options held by Mr. Shor will terminate immediately and all vested options will remain exercisable for six months from the termination date but in no event later than the expiration date of such stock options as specified in the applicable option agreement.

If, prior to or more than 12 months after any change of control, the employment of any Named Executive Officer (other than Mr. Shor) is terminated by the Company without “cause” or is terminated by the Named Executive Officer with “good reason”, in addition to the benefits described above:
•
The Named Executive Officer is entitled to receive a lump sum payment equal to the sum of (i) the Named Executive Officer’s earned but unpaid base salary and bonus through the termination date; (ii) any reimbursable expenses incurred by the Named Executive Officer and not reimbursed as of the termination date; (iii) a bonus for the fiscal year in which the termination date occurs in an amount equal to his target bonus for such fiscal year pro-rated based upon the number of days he or she worked in the fiscal year in which the termination date occurs.

•
All unvested stock options held by the Named Executive Officer will terminate immediately and all vested options will remain exercisable for six months from the termination date but in no event later than the expiration date of such stock options as specified in the applicable option agreement.

Certain Definitions
A termination for “cause”, as defined in the Termination Benefits Agreements and Mr. Shor’s Employment Agreement, means a termination by reason of the good faith determination of the Company’s Board of Directors that the Named Executive Officer (1) continually failed to substantially perform his duties to the Company (other than a failure resulting from his medically documented incapacity due to physical or mental illness), including, without limitation, repeated refusal to follow the reasonable directions of the Company’s Chief Executive Officer (or, in Mr. Shor’s case, the Board), knowing violation of the law in the course of performance of his duties with the Company, repeated absences from work without a reasonable excuse or intoxication with alcohol or illegal drugs while on the Company’s premises during regular business hours, (2) engaged in conduct which constituted a material breach of the confidentiality, non-competition or non-solicitation provisions of the applicable agreement, (3) was indicted (or equivalent under applicable law), convicted of or entered a plea of nolo contendere to the commission of a felony or crime involving dishonesty or moral turpitude, (4) engaged in conduct which is demonstrably and materially injurious to the financial condition, business reputation, or otherwise of the Company or its subsidiaries or affiliates or (5) perpetuated a fraud or embezzlement against the Company or its subsidiaries or affiliates, and in each case the particular act or omission was not cured, if curable, in all material respects by the Named Executive Officer within thirty (30) days (or by Mr. Shor within 15 days) after receipt of written notice from the Board. Under the 2020 Incentive Compensation Plan, the term “cause” is defined by reference to the Termination Benefits Agreements, in the case of the Named Executive Officers other than Mr. Shor, and, in Mr. Shor’s case, by reference to his Employment Agreement.
The term “change of control” has varying definitions under the different plans and agreements, but generally means the first to occur of the following: (i) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then outstanding securities (assuming conversion of all outstanding non-voting securities into voting securities and the exercise of all outstanding options or other convertible securities); (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2∕3) of the directors then still in office who either were directors on the effective date or whose appointment, election or nomination for election was previously so approved or recommended; (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, a majority of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then outstanding securities; or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, or to an entity a majority of the combined voting power of the voting securities of which is owned by substantially all of the stockholders of the Company immediately prior to such sale in substantially the same proportions as their ownership of the Company immediately prior to such sale.
The term “good reason” means the occurrence of any of the following actions or failures to act if it is not consented to by the Named Executive Officer in writing: (a) a material adverse change in the Named Executive Officer’s duties, reporting responsibilities, titles or elected or appointed offices; (b) a material reduction by the Company in the Named Executive Officer’s base salary or annual bonus opportunity, not including any reduction resulting from changes in the market value of securities or other instruments paid or payable to the Named Executive Officer; or (c) solely with respect to Mr. Shor, any change of more than 50 miles in the location of the principal place of Mr. Shor’s employment. None of the actions described in clauses (a) and (b) above shall constitute “good reason” if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within 30 days after receipt of written notice thereof given by the Named Executive Officer (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30-day period, provided that the Company has commenced such remedy within said 30-day period); provided that “good reason” ceases to exist for any action described in clauses (a) and (b) above on the 60th day following the later of the occurrence of such action or the Named Executive Officer’s knowledge thereof, unless the Named Executive Officer has given the Company written notice thereof prior to such date.
Quantification of Payments and Benefits
The following tables quantify the potential payments and benefits upon termination or a change of control of the Company for each of the Named Executive Officers assuming the Named Executive Officer’s employment terminated on September 30, 2022, given the Named Executive Officer’s compensation and service level as of that date and, if applicable, based on the Company’s closing stock price of $35.12 on that date. Other assumptions made with respect to specific payments or benefits are set forth in applicable footnotes to the tables. Information regarding the present value of pension benefits for each of the Named Executive Officers is set forth above under the caption “Pension Benefits” on page 34. Due to the number of factors that affect the nature and amount of any payments or benefits provided upon a termination or change of control, including, but not limited to, the date of any such event, the Company’s stock price and the Named Executive Officer’s age, any actual amounts paid or distributed may be different. None of the payments set forth below would be grossed-up for taxes.

M. L. Shor
Executive Benefits and Payments Upon Termination	Retirement	Death	Disability	Invol. Term. Not for Cause or Resign. for Good Reason	Change of Control
Performance-based Cash Payment(1)	$—	$536,000	$536,000	$536,000	$536,000(2)
Cash Severance	$—	—	—	—	$1,340,000(2)
Stock Options(3)	$—	$478,645	$478,645	$478,645	$478,645
Restricted Stock—Time(4)	$—	$1,170,866	$1,170,866	$1,170,866	$1,170,866
Performance share awards(5)	$—	$1,170,760	$1,170,760	—	$1,170,760
Life, Long-Term Disability and Health Insurance Benefits	$—	$2,680,000(6)	$334,102(7)	—	$16,229
D. W. Maudlin
Executive Benefits and Payments Upon Termination	Retirement	Death	Disability	Invol. Term. Not for Cause or Resign. for Good Reason	Change of Control
Performance-based Cash Payment(1)	$—	$214,500	$214,500	$214,500	$214,500(8)
Cash Severance	$—	—	—	—	$330,000(8)
Stock Options(3)	$—	$131,776	$131,776	$131,776	$131,776
Restricted Stock—Time(4)	$—	$322,893	$322,893	$322,893	$322,893
Performance share awards(5)	$—	$322,858	$322,858	—	$322,858
Life, Long-Term Disability and Health Insurance Benefits	$111,012	$660,000(6)	$1,272,316(7)	—	$14,645
D.L. Strobel
Executive Benefits and Payments Upon Termination	Retirement	Death	Disability	Invol. Term. Not for Cause or Resign. for Good Reason	Change of Control
Performance-based Cash Payment(1)	$—	$186,000	$186,000	$186,000	$186,000(8)
Cash Severance	$—	—	—	—	$310,000(8)
Stock Options(3)	$—	$96,907	$96,907	$96,907	$96,907
Restricted Stock—Time(4)	$—	$237,095	$237,095	$237,095	$237,095
Performance share awards(5)	$—	$237,060	$237,060	—	$237,060
Life, Long-Term Disability and Health Insurance Benefits	$—	$620,000(6)	$636,422(7)	—	$14,501
M. C. Losch III
Executive Benefits and Payments Upon Termination	Retirement	Death	Disability	Invol. Term. Not for Cause or Resign. for Good Reason	Change of Control
Performance-based Cash Payment(1)	$—	$186,000	$186,000	$186,000	$186,000(8)
Cash Severance	$—	—	—	—	$310,000(8)
Stock Options(3)	$93,612	$93,612	$93,612	$93,612	$93,612
Restricted Stock—Time(4)	$231,265	$231,265	$231,265	$231,265	$231,265
Performance share awards(5)	$231,230	$231,230	$231,230	—	$231,230
Life, Long-Term Disability and Health Insurance Benefits	$93,220	$620,000(6)	$489,039(7)	—	$14,501

S. R. Pinkham
Executive Benefits and Payments Upon Termination	Retirement	Death	Disability	Invol. Term. Not for Cause or Resign. for Good Reason	Change of Control
Performance-based Cash Payment(1)	$—	$147,500	$147,500	$147,500	$147,500(8)
Cash Severance	$—	—	—	—	$295,000(8)
Stock Options(3)	$—	$94,274	$94,274	$94,274	$94,274
Restricted Stock—Time(4)	$—	$229,263	$229,263	$229,263	$229,263
Performance share awards(5)	$—	$229,263	$229,263	—	$229,263
Life, Long-Term Disability and Health Insurance Benefits	$426	$590,000(6)	$1,381,514(7)	—	$13,358

(1)
Represents base salary as of September 30, 2022, multiplied by the target percentage of the fiscal year 2022 MIP.

(2)
Represents the amount payable to Mr. Shor if his employment is terminated within 24 months after a change of control by the Company without “cause” or by Mr. Shor for “good reason”.

(3)
Represents market value of $35.12 per share minus the exercise price for all unvested options (but not less than zero). The number of unvested options for each Named Executive Officer is set forth in the Outstanding Equity Awards at Fiscal Year End table on page 32 above.

(4)
Represents the market value of $35.12 of all time-based restricted stock awards at target in the case of death or disability and in the case of a change of control. The number of time-based restricted stock awards for each Named Executive Officer is set forth in the Outstanding Equity Awards at Fiscal Year End table on page 32 above.

(5)
Represents the market value at $35.12 of all unvested performance share awards at target in the case of death or disability and in the case of a change of control. The number of unvested performance share awards for each Named Executive Officer is set forth in the Outstanding Equity Awards at Fiscal Year End table on page 32 above.

(6)
Represents death benefit under a life insurance policy, the premiums on which are paid by the Company, equal to four times base salary for Mr. Shor and two times base salary for the other Named Executive Officers.

(7)
Represents the present value of benefits payable under the Company’s executive long-term disability plans, determined using the same discount rate used to determine the Company’s funding obligation under the pension plan.

(8)
Represents the amount payable to the Named Executive Officer if his or her employment is terminated within 12 months (24 months for Mr. Shor) after a change of control by the Company without “cause” or by the Named Executive Officer for “good reason”.

Delinquent Section 16(a) Reports
The federal securities laws require the filing of certain reports by officers, directors, and beneficial owners of more than ten percent (10%) of our securities with the SEC and NASDAQ. Specific due dates have been established and we are required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of copies of Section 16 filings filed electronically with the SEC and, as applicable, written representations that no such filings were required, the Company believes that all filing requirements for transactions in Fiscal 2022 were satisfied by each of our Officers and Directors, and ten percent (10%) Shareholders of the Company during Fiscal 2022.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following information about the relationship of the annual total compensation of Michael Shor, President and Chief Executive Officer of the Company, to the annual total compensation of the “median” Company employee, determined as described below (the “CEO Pay Ratio”):
For fiscal 2022:
•
the annual total compensation of the employee identified as the median employee of the Company (other than the Chief Executive Officer) was $77,804; and

•
the annual total compensation of the Chief Executive Officer for purposes of determining the CEO Pay Ratio was $2,806,067.

Based on this information, the ratio of the annual total compensation of the Chief Executive Officer to the median employee’s annual total compensation was estimated to be 36.1 to 1 for fiscal 2022.
This CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on the Company’s payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the CEO Pay Ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
To identify the median of the annual total compensation of all of the Company’s employees, as well as to determine the annual total compensation of the “median employee”, the methodology and the material assumptions, adjustments and estimates used were as follows:
The Company determined that, as of September 30, 2020, the Company’s employee population consisted of approximately 1,037 individuals globally. The Company selected September 30, 2020, which was the last day of fiscal 2020, as the date upon which the Company would identify the “median employee”. The “median employee” is required to be updated only after the passage of three years or if recalculation would cause a material change in the ratio.
In accordance with the “de minimis exemption” adjustment permitted by SEC rules, which allows the exclusion of certain employees working in jurisdictions outside of the United States of America in an aggregate maximum equal to less than five percent of the Company’s total employees, all employees of the Company’s affiliates located in China (ten employees) and Singapore (four employees) and Japan (two employees) were excluded from the calculation used to determine the median employee. To identify the median employee from the employee population, the Company collected actual salary, bonus paid, other lump sums, life insurance premiums and 401(k) plan matches paid by the Company during the 12-month period ended September 30, 2020. In making this determination, the Company annualized the compensation of all newly hired employees during this period.
Environmental, Social and Governance Matters
Over the past year, we have continued our focus on ESG. Our initiatives include Haynes alloy and applications development to support customer and end market carbon reduction programs, social programs to support our employees and communities, continued ESG public disclosures and a dedicated ESG & Sustainability Program Manager. Haynes also audits suppliers to ensure supply chain partners have likeminded ESG strategies, and has new and planned carbon footprint reduction investments, including our now fully operational 1MW Solar Array at our Mountain Home, North Carolina Manufacturing Facility.
In addition to the information set forth below, further information regarding the Company’s environmental, social and governance activities can be found under the Sustainability tab on the Company’s website at https://haynesintl.com/company-information/sustainability.

Governance and Social Matters
The Company is committed to a culture of openness, trust and integrity in all aspects of its business. It is critical that all employees, vendors and customers understand and accept that, in everything it does, the Company will conduct itself from the perspective of “doing the right thing for the right reason” at all times.
The Company has a number of policies in place governing social and ethical issues, including, without limitation:
•
Code of Business Conduct and Ethics

•
Anti-Harassment Policy

•
Human Rights Policy

•
Human Trafficking Policy

•
Anti-Corruption Policy

•
Conflict Minerals Policy

•
Gift Policy

•
Supplier Code of Conduct

All Company employees must certify compliance with the Code of Business Conduct and Ethics annually, and regular training is provided to employees regarding these and other policies. In addition, the Company maintains a whistleblower hotline with access available on an anonymous basis online or by telephone.
Environmental Matters
At the end of fiscal 2022, the Company completed the installation of a 1MW solar fixed ground mount array system at its wire facility located in Mountain Home, North Carolina which helps the Company to reduce its dependence on nonrenewable energy sources. This solar system is expected to provide over 50% of the electricity needs for that facility.
In addition, since fiscal year 2010, the Company has invested more than $2.0 million in energy conservation programs covering all of its facilities, and as a result, the Company now saves approximately $1.5 million in energy costs per year. The Company has specific targets in place for reducing electricity and natural gas consumption in its energy conservation programs.
The Company is conscious of its environmental impact and is actively working to lighten its carbon footprint including projects to measure greenhouse gas emissions and develop goals of reduction. The ever-increasing demand for clean energy generation has led to the development of several emerging technologies that require high-temperature alloys for demanding operating conditions.
Since the invention of HASTELLOY® X alloy in 1954, the Company’s alloys have made it possible for aerospace engines to run at high temperatures for long periods of time. This has been further enhanced with alloys used in new generation engines such as HAYNES® 282®. Engines being placed in service today reportedly consume 15% less fuel, produce 50% less pollutants and reduce the noise footprint near airports compared to the previous generation of airplane engines. The environmental related improvements stem in part from the increased use of alloys, such as HASTELLOY® X, HAYNES® 188, 230®, 282®, 242®, 244® and other Haynes-invented alloys.
In addition to the Company’s alloys for energy production and powering modern aircraft in a more environmentally friendly manner, the Company’s alloys are used in chemical plants that produce ecologically safe agrichemicals which help to feed the world’s growing population. Company-invented HASTELLOY® G-35®, HYBRID-BC1® and C-276 alloys are commonly used in these applications. In addition, HASTELLOY® C-22®, C-2000® and B-3® alloys are used by the pharmaceutical companies for production of chemicals.
Renewable power generation offers the promise of producing power from nature’s resources, such as wind, sun, rivers and oceans, with minimal depletion to the Earth’s resources and damage to the environment.

Many renewable energy technologies require the capture of energy at very high temperatures in extreme environments for which the Company’s alloys are well suited. For example, the Company’s materials withstand intense heat in concentrated solar power plants to facilitate storable thermal power to generate electricity after the sun sets.
Safety Matters
Safety is the Company’s top priority. Listed below are certain improvement efforts the Company has implemented in order to reduce occurrences of injuries, occupational diseases and work-related fatalities.
•
Each year, employees receive emergency preparedness training, and the Company conducts severe weather and fire drills periodically.

•
Employees attend refresher training annually. This training includes coverage of the following items: Lock Out Tag Out, Confined Spaces, First Aid and Blood borne Pathogens, Fire Prevention and Emergency Action Plan, Hearing Conservation, Hand Safety, Personal Protective Equipment requirements, Working Around Mobile Equipment and Walking and Working Surfaces.

•
All of the Company’s manufacturing sites have a volunteer Emergency Response Team (ERT). The ERT members are state-certified trained in first aid and HAZMAT response.

•
Company supervisors receive OSHA-10 Hour and Incident Investigation training.

•
The Company conducts routine departmental safety audits.

The Company extends its health and safety policies to suppliers, visitors and contractors. When suppliers, visitors and contractors come on site, they receive safety training. The training includes a review of relevant policies, required personal protection equipment, emergency procedures and specific hazards that may be encountered.
Human Capital Resources
The Company values its workforce as one of its most important assets. Accordingly, the Company has adopted and maintains a number of programs and practices designed to attract and retain the best available personnel.
Succession and Recruitment
The Company has an organizational development and succession planning process in place for human capital strategic planning. The strategic development process is continually updated and often consists of multi-year succession and development plans for individuals. Such succession plans have been utilized throughout the Company to prepare employees for future roles and leadership opportunities.
The Company attempts to promote from within when opportunities occur, given employee growth and progression. The Company also utilizes outside recruiters due to the challenging and competitive hiring environment. In order to encourage development of a future workforce for the Company, the Company continues to sponsor a Ph.D. candidate and Senior Metallurgical Engineers Research Project from Purdue University, as well as providing internships in various departments and locations throughout the Company.
Retirement and Exit Programs
The Company also utilizes exit interviews and on-boarding interviews to provide feedback regarding turnover and employee desires for growth and development. These interviews are also utilized to identify drivers of voluntary turnover and departures from the Company. Employee turnover rate and reasons, including voluntary and involuntary departures, are monitored annually. The global turnover rate in fiscal 2021 was 14%, compared to 13% in fiscal 2022. Both voluntary and involuntary terminations, including retirements, are used to calculate the turnover rate.
Compensation Equity
The Company conducts inflation-adjusted compensation analysis to promote competitive compensation. This analysis takes into account ranges for the geographical area, education level and job title under consideration. The Company’s Human Resources Department develops offers for new salaried employees and also develops and administers promotions to maintain the internal integrity of the compensation levels for comparable positions. The Company works with managers to ensure that high potential employees and those individuals with unique talents are appropriately developed and compensated. For example, the Board of Directors authorized a pool of restricted stock that can be used to compensate high potential employees and for retention purposes. Further, bonus programs have been implemented at the LaPorte and Mountain Home facilities, as well as those in Europe and Asia, for retention and recognition purposes, and all salaried employees who are not eligible to participate in the Management Incentive Plan were given bonuses in fiscal 2021. The Compensation Committee, with the approval of the full Board in the case of incentive compensation, determines annual salaries and other elements of compensation of the Company’s executive management team, taking into account similarly situated executives employed by a peer group of companies while also considering input of the Compensation Committee’s independent compensation consultant.
Diversity and Inclusion
The Company considers diversity as a criterion evaluated as a part of the attributes and qualifications a candidate possesses. The Company construes the notion of diversity broadly, considering differences in viewpoint, professional experience, education, skills and other individual qualities, in addition to race, gender, age, ethnicity and cultural backgrounds as elements that contribute to a diverse Company.
Management also considers similar broad concepts of diversity in its selection of vendors, contractors and other service providers. As a federal government subcontractor, the Company follows applicable federal rules and regulations relating to diversity and other matters, including reporting requirements.
Company Culture
The Company has controls in place relating to compliance with the Company’s Code of Business Conduct and Ethics, including a requirement for annual employee certification of that code as well as an established whistleblower hotline and related procedures. In addition, human capital management, and more specifically employee hiring and retention, are included within the Company’s Enterprise Risk Management program, which is subject to Board oversight through regular reporting.
Community Involvement
The Company has used internships and partnerships with universities to enrich recruiting efforts, particularly for technical roles such as research, alloy development and engineering. The Company has also utilized outreach and partnerships with local community resources at all major locations such as community and technical colleges, workforce development agencies, industry groups and other entities to strengthen the Company’s hiring process and expand the future workforce candidate pool.
Employee Engagement and Wellness
The Company has a long-standing tuition reimbursement program to assist employees with the continuation of their education. In addition, Company-sponsored employee assistance programs offer counseling for emotional, financial and family issues. Continuing financial planning education is provided by the Company’s 401(k) plan administrator to assist employees in financial and retirement planning. For many years, the Company’s investment in human capital has involved commitments to worker training, apprenticeship programs and funding college scholarships.
Management and Board Oversight
Management is engaged in the Company’s efforts regarding management of human capital resources at all levels through regular informational meetings, the Company’s Enterprise Risk Management program and organized succession planning. The Board oversees these activities through regular reports by senior management regarding new or altered programs and as part of the Enterprise Risk Management process. In addition, the Corporate Governance and Nominating Committee of the Board is actively engaged in monitoring and encouraging diversity at the Board level while the Compensation Committee also focuses on achieving and maintaining internal and external pay equity for the executive team and the Board members while overseeing incentive compensation more broadly throughout the organization. In promoting pay equity, the Board and the Compensation Committee make use of peer comparisons and benchmarking measures.
AUDIT COMMITTEE REPORT
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended September 30, 2022 with the Company’s management and the independent auditors. These reviews included quality, not just acceptability, of accounting principles, reasonableness of significant judgments and clarity of disclosures in financial statements. Management is responsible for the financial statements and the reporting process, including administering the systems of internal control. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the Commission. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter received by the Audit Committee, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and considered the compatibility of non-audit services with the auditors’ independence.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2022 for filing with the SEC, and the Board of Directors has so approved the audited financial statements.
Respectfully submitted,
Donald C. Campion, Chair
Dawne S. Hickton
Larry O. Spencer
6.
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected the firm of Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, to be the Company’s auditors for the fiscal year ended September 30, 2023, and the Board of Directors is asking stockholders to ratify that selection. The Company is not required to have the stockholders ratify the selection of Deloitte as the independent auditor. The Company nonetheless is doing so because the Company believes it is a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider the retention of Deloitte, but ultimately may decide to retain Deloitte as the Company’s independent auditor. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its stockholders. Before selecting Deloitte, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm’s efficiency, integrity and competence in the fields of accounting and auditing. The Company has been advised by Deloitte that neither it nor any of its associates has any direct or material indirect financial interest in the Company.
Deloitte has acted as the independent registered public accounting firm for Haynes and its predecessors since 1998. Its representatives are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions concerning the audit of the Company’s financial statements.

Audit Fees—The Company has paid, or expects to pay, audit fees (including cost reimbursements) to Deloitte for the fiscal years ended September 30, 2021 and 2022, including fees for an integrated audit which included the Sarbanes-Oxley attestation audit and reporting to the Securities and Exchange Commission (SEC), of $1,080,884 and $1,127,608, respectively.
Audit-Related Fees—The Company has paid, or expects to pay, fees (including cost reimbursements) to Deloitte for audit-related services during fiscal 2021 and 2022 of $7,613 and $7,613, respectively. These services related primarily to benefit plan audits and special projects.
Tax Fees—The Company has paid, or expects to pay, fees (including cost reimbursements) to Deloitte for services rendered related to tax compliance, tax advice and planning during fiscal 2021 and 2022 of $290,788 and $414,963, respectively. Services included preparation of federal and state tax returns, tax planning and assistance with various business issues including correspondence with taxing authorities.
All Other Fees—The Company did not incur any additional fees for services rendered by Deloitte in the fiscal years ended September 30, 2021 and 2022.
The Audit Committee reviewed the audit and non-audit services rendered by Deloitte and concluded that such services were compatible with maintaining the auditors’ independence. All audit and non-audit services performed by the Company’s independent registered public accounting firm are approved in advance by the Board of Directors or the Audit Committee to ensure that such services do not impair the auditors’ independence.
The Company’s policies require that the scope and cost of all work to be performed for the Company by its independent registered public accounting firm must be pre-approved by the Audit Committee. Prior to the commencement of any work by the independent registered public accounting firm on behalf of the Company, the independent registered public accounting firm provides an engagement letter describing the scope of the work to be performed and an estimate of the fees. The Audit Committee and the Chief Financial Officer must review and approve the engagement letter and the fee estimate before authorizing the engagement. The Audit Committee pre-approved 100% of the services rendered by Deloitte in fiscal 2021 and 2022.
The Board of Directors unanimously recommends that stockholders vote FOR this proposal.
7.
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in detail under the heading “Executive Compensation” the Company’s executive compensation programs are designed to attract, motivate and retain talented executives. In addition, the programs are structured to create an alignment of interests between the Company’s executives and stockholders so that a significant portion of each executive’s compensation is linked to maximizing stockholder value. Under the programs, the Named Executive Officers are provided with opportunities to earn rewards for the achievement of specific annual and long-term goals that are directly relevant to the Company’s short-term and long-term success. The effectiveness of this alignment is demonstrated by the fact that financial underperformance by the Company and underperformance of its stock price in recent years has resulted in only partial or no payouts under the Company’s management incentive plan and forfeiture of equity incentive awards that did not meet required performance targets, as well as the lack of value creation due to stock option exercise prices being above the trading price of the Company’s common stock, while the significant improvement in financial performance and the Company’s stock price in fiscal 2021 and 2022 resulted in MIP payments for fiscal 2021 between the target and maximum amounts and maximum MIP payments for fiscal 2022, together with payouts on performance shares [between target and maximum amounts] for the three-year performance period ended September 30, 2022.
Please read the “Compensation Discussion and Analysis” beginning on page 17 for additional details about the Company’s executive compensation philosophy and programs, including information about the Fiscal Year 2022 compensation of the Named Executive Officers.
The Compensation Committee of the Board of Directors continually reviews the Company’s compensation programs to ensure they achieve the desired objectives. As a result of its review process, in fiscal 2022 the Compensation Committee took the following actions with respect to the Company’s executive compensation practices:
•
established corporate performance goals under the MIP based on the Company’s attainment of certain operating income, creating a clear and direct relationship between executive pay and corporate performance;

•
made grants of Restricted Stock subject to time-based vesting and Performance Shares subject to the achievement of performance conditions, in order to reward executive officers for the achievement of both long-term and strategic goals;

•
established base salary and overall compensation at levels that are in line with those of individuals holding comparable positions and producing similar results at other multi-national corporations of similar size, value and complexity; and

•
designed the elements of the compensation program to retain and incentivize the Named Executive Officers and align their interests with those of the stockholders.

The Company seeks your advisory vote on the compensation of the Named Executive Officers. The Company asks that you support the compensation of the Named Executive Officers as described in this proxy statement by voting in favor of this proposal. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the compensation of the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this proxy statement. The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee will review the voting results and consider them, along with any specific insight gained from stockholders of Haynes and other information relating to the stockholder vote on this proposal, when making future decisions regarding executive compensation.
The Board of Directors unanimously recommends that stockholders vote FOR this proposal.
8.
ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act provides that the Company’s stockholders have the opportunity to indicate how frequently the Company should seek an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules. By voting on this proposal, stockholders may indicate whether they would prefer that the advisory vote on the compensation of the Company’s Named Executive Officers occur once every one, two or three years.
After careful consideration of this Proposal, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore the Board of Directors recommends that stockholders vote for a one-year interval for the advisory vote on the compensation of the Company’s Named Executive Officers.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to this proposal. The option of one year, two years or three years that receives the highest number of votes cast by the stockholders will be the frequency for the advisory vote on executive compensation that has been recommended by the stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company, the Board of Directors may decide that it is in the best interests of the Company and its stockholders to hold an advisory vote on executive compensation that differs from the option that received the highest number of votes from the Company’s stockholders.
The Board of Directors unanimously recommends that stockholders vote to conduct an advisory vote on executive compensation every year.

9.
OTHER MATTERS

As of the date of this proxy statement, the Board of Directors of Haynes has no knowledge of any matters to be presented for consideration at the annual meeting other than those referred to above. If (a) any matters unknown to the Board of Directors as of the date of this proxy statement should properly come before the annual meeting; (b) a person not named herein is nominated at the annual meeting for election as a director because a nominee named herein is unable to serve or for any reason will not serve; (c) any proposals properly omitted from this proxy statement and the form of proxy should come before the annual meeting; or (d) any matters should arise incident to the conduct of the annual meeting, then the proxies will be voted with respect to such matters in the discretion of the proxy holders, who intend to vote on any such matters in accordance with their best judgment.
Householding
We have adopted a procedure approved by the SEC called “householding.” Under the householding procedure, certain shareholders, whether they own registered shares or shares in street name, who have the same address and who receive either notices or paper copies of the proxy materials in the mail will receive only one copy of our proxy materials, or a single notice, for all shareholders at that address, unless one or more of the shareholders at that address has previously notified us that they want to receive separate copies. Each 401(k) Plan participant will continue to receive a copy of all of the proxy materials. Regardless of how you own your shares, if you received a single set of proxy materials as a result of householding, and one or more shareholders at your address would like to have separate copies of these materials with respect to the Annual Meeting or in the future, or if you would like to request that only a single set of proxy materials be sent to the household, please contact Daniel W. Maudlin, Haynes International, Inc., 1020 W. Park Ave., P.O. Box 9013, Kokomo, IN 46904-9013.
By Order of the Board of Directors,
Daniel W. Maudlin
Vice President—Finance and
Chief Financial Officer

SCAN TOVIEW MATERIALS & VOTE SHAREOWNER SERVICESSMP.O. BOX 64945VOTE BY INTERNETST. PAUL, MN 55164-0945Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of informationup until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have yourproxy card in hand when you access the web site and follow the instructions to obtain yourrecords and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/HAYN2023You may attend the meeting via the Internet and vote during the meeting. Have the informationthat is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.Eastern Time the day before the cut-off date or meeting date. Have your proxy card in handwhen you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D94376-P83648KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLYHAYNES INTERNATIONAL, INC. The Board of Directors Recommends a Vote FOR Items 1 through 7 and ONE YEAR on Item 8.Election of Directors:1.Donald C. Campion 2.Robert H. Getz 3.Dawne S. Hickton 4.Michael L. Shor 5.Larry O. Spencer 6.Ratification of Independent Registered Public Accounting Firm: To approve the appointment of Deloitte & Touche, LLP as Haynes’ independent registered public accounting firm for the fiscal year ending September 30, 2023. 7.Advisory vote on Executive Compensation: To approve executive compensation in a non-binding advisory vote. For Against Abstain! ! !! ! !! ! !! ! !! ! !! ! !! ! ! OneTwo ThreeYearYears Years Abstain8.Advisory vote on Frequency of Advisory !! ! !Votes on Executive Compensation: Toapprove the frequency of future advisory votes onexecutive compensation in a non-binding advisoryvote.9.Other Matters: In their discretion, to transact suchother business as may properly come before theAnnual Meeting.THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTEDAS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BEVOTED FOR PROPOSALS 1 THROUGH 7 AND ONE YEAR ONPROPOSAL 8, AND IN THE DISCRETION OF THE PROXIESWITH RESPECT TO PROPOSAL 9. Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

HAYNES INTERNATIONAL, INC.ANNUAL MEETING OF STOCKHOLDERS Wednesday, February 22, 20239:30 a.m. (EST)Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. Haynes International, Inc.1020 West Park Avenue, P.O. Box 9013Kokomo, Indiana 46904-9013 D94377-P83648Proxy This Proxy is solicited by the Board of Directors for use at the Annual Meeting on Wednesday, February 22, 2023, or any adjournment thereof.This Proxy, when properly executed, will be voted as directed, but, if not otherwise directed, this Proxy will be voted FOR the approval of Proposals 1 through 7 and ONE YEAR on Proposal 8. On any other matters that may properly come before the Annual Meeting, this Proxy will be voted in accordance with the best judgment of the proxies.By signing the Proxy, you revoke all prior proxies and appoint Michael L. Shor and Daniel W. Maudlin, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Receipt of the Notice of Meeting of Stockholders of the Company, the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 is hereby acknowledged.This Proxy may be revoked by the undersigned at any time before it is exercised by (i) executing and delivering to the Company a later-dated Proxy, (ii) attending the virtual Annual Meeting and voting online during the meeting, (iii) giving written notice of revocation to the Secretary of the Company or (iv) entering a new vote over the Internet or by telephone. See reverse for voting instructions.